Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Carmike Cinemas, Inc.

Columbus, Georgia

We have audited the accompanying consolidated balance sheets of Carmike Cinemas, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Carmike Cinemas, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

March 2, 2015 (June 8, 2015 as to Note 20)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share data)

	December 31,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$97,537	$143,867
Restricted cash	395	352
Accounts receivable	18,635	8,513
Inventories	3,733	3,691
Deferred income tax asset	4,691	3,838
Prepaid expenses and other current assets	18,131	14,645

Total current assets	143,122	174,906

Property and equipment:
Land	49,887	53,982
Buildings and building improvements	343,718	340,959
Leasehold improvements	187,433	164,075
Assets under capital leases	50,398	49,670
Equipment	281,736	253,890
Construction in progress	26,709	7,201

Total property and equipment	939,881	869,777
Accumulated depreciation and amortization	(438,378)	(402,022)

Property and equipment, net of accumulated depreciation	501,503	467,755
Goodwill	125,515	74,377
Intangible assets, net of accumulated amortization	3,007	957
Investments in unconsolidated affiliates	5,079	7,073
Deferred income tax asset	101,847	100,043
Other	18,029	19,510

Total assets	$898,102	$844,621

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$42,181	$43,321
Accrued expenses	32,563	27,306
Deferred revenue	23,513	15,273
Current maturities of capital leases and long-term financing obligations	9,667	6,870

Total current liabilities	107,924	92,770

Long-term liabilities:
Long-term debt	209,690	209,619
Capital leases and long-term financing obligations, less current maturities	230,203	238,763
Deferred revenue	30,669	31,827
Other	31,071	25,831

Total long-term liabilities	501,633	506,040

Commitments and contingencies (Notes 15 and 16)

Stockholders’ equity:
Preferred Stock, $1.00 par value per share: 1,000,000 shares authorized, no shares issued	—	—
Common Stock, $0.03 par value per share: 52,500,000 shares authorized, 24,935,103 shares issued and 24,420,032 shares outstanding at December 31, 2014, and 23,528,038 shares issued and 23,059,959 shares outstanding at December 31, 2013	744	698
Treasury stock, 515,071 and 468,079 shares at cost at December 31, 2014 and 2013, respectively	(13,565)	(11,914)
Paid-in capital	493,587	440,306
Accumulated deficit	(192,221)	(183,279)

Total stockholders’ equity	288,545	245,811

Total liabilities and stockholders’ equity	$898,102	$844,621

The accompanying notes are an integral part of these consolidated financial statements.

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Year Ended December 31,
	2014	2013	2012
Revenues:
Admissions	$427,212	$398,610	$339,593
Concessions and other	262,717	236,225	194,320

Total operating revenues	689,929	634,835	533,913

Operating costs and expenses:
Film exhibition costs	235,457	220,260	184,108
Concession costs	30,310	29,052	23,020
Salaries and benefits	91,954	82,985	70,039
Theatre occupancy costs	86,876	66,651	55,982
Other theatre operating costs	121,025	100,800	82,936
General and administrative expenses	32,268	25,838	24,547
Lease termination charges	—	3,063	—
Severance agreement charges	—	253	473
Depreciation and amortization	49,234	42,378	33,273
(Gain) loss on sale of property and equipment	(1,451)	275	968
Impairment of long-lived assets	3,212	3,726	4,227

Total operating costs and expenses	648,885	575,281	479,573

Operating income	41,044	59,554	54,340
Interest expense	51,707	49,546	36,004
Loss on extinguishment of debt	—	—	4,961

(Loss) income before income tax and income from unconsolidated affiliates	(10,663)	10,008	13,375
Income tax (benefit) expense	(1,407)	6,104	(80,904)
Income from unconsolidated affiliates	366	1,643	1,204

(Loss) income from continuing operations	(8,890)	5,547	95,483
(Loss) income from discontinued operations (Note 13)	(52)	206	825

Net (loss) income	$(8,942)	$5,753	$96,308

Weighted average shares outstanding:
Basic	23,392	19,540	15,761
Diluted	23,392	20,051	16,086
(Loss) income per common share (Basic):
(Loss) income from continuing operations	$(0.38)	$0.28	$6.06
(Loss) income from discontinued operations	—	0.01	0.05

Net (loss) income	$(0.38)	$0.29	$6.11

(Loss) income per common share (Diluted):
(Loss) income from continuing operations	$(0.38)	$0.28	$5.94
(Loss) income from discontinued operations	—	0.01	0.05

Net (loss) income	$(0.38)	$0.29	$5.99

The accompanying notes are an integral part of these consolidated financial statements.

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(in thousands)

	Common Stock		Treasury Stock		Paid in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance at January 1, 2012	13,420	401	(453)	(11,683)	290,997	(285,340)	(5,625)
Stock issuance	4,600	139	—	—	56,427	—	56,566
Net income	—	—	—	—	—	96,308	96,308
Purchase of treasury stock	—	—	(4)	(57)	—	—	(57)
Stock-based compensation	224	—	—	—	2,166	—	2,166
Net excess tax benefits from stock-based compensation	—	—	—	—	76		76

Balance at December 31, 2012	18,244	540	(457)	(11,740)	349,666	(189,032)	149,434
Stock issuance	5,175	155	—	—	87,885	—	88,040
Net income	—	—	—	—	—	5,753	5,753
Purchase of treasury stock	—	—	(11)	(174)	—	—	(174)
Stock options exercised	15	—	—	—	125	—	125
Stock-based compensation	94	3	—	—	2,527	—	2,530
Net excess tax benefits from stock-based compensation	—	—	—	—	103	—	103

Balance at December 31, 2013	23,528	$698	(468)	$(11,914)	$440,306	$(183,279)	$245,811

Stock issued through stock purchase plans	2	—			55		55
Shares issued for acquisition	1,382	42			47,232		47,274
Net loss	—	—	—	—	—	(8,942)	(8,942)
Purchase of treasury stock	—	—	(47)	(1,651)	—	—	(1,651)
Stock options exercised	3	—	—	—	18	—	18
Stock-based compensation	20	4	—	—	4,905	—	4,909
Net excess tax benefits from stock-based compensation	—	—	—	—	1,071	—	1,071

Balance at December 31, 2014	24,935	$744	(515)	$(13,565)	$493,587	$(192,221)	$288,545

The accompanying notes are an integral part of these consolidated financial statements.

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net (loss) income	$(8,942)	$5,753	$96,308
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	49,235	42,536	33,482
Amortization of debt issuance costs	1,450	1,450	1,761
Impairment of long-lived assets	3,212	3,869	4,348
Loss on extinguishment of debt	—	—	4,961
Deferred income taxes	6,309	3,541	(88,566)
Stock-based compensation	4,909	2,527	2,166
Income (loss) from unconsolidated affiliates	1,430	(14)	257
Other	496	473	319
Gain on sale of property and equipment	(1,451)	(528)	(201)
Changes in operating assets and liabilities (net of acquisitions):
Accounts receivable and inventories	(9,556)	(781)	(1,939)
Prepaid expenses and other assets	(4,283)	(2,455)	60
Accounts payable	(11,386)	12,969	(4,282)
Accrued expenses and other liabilities	5,399	878	3,195
Deferred construction allowances	1,632	—	—
Distributions from unconsolidated affiliates	549	468	440

Net cash provided by operating activities	39,003	70,686	52,309

Cash flows from investing activities:
Purchases of property and equipment	(59,679)	(37,812)	(35,059)
(Funding) release of restricted cash	(43)	(59)	38
Purchase acquisition, net of acquired cash	(16,146)	(42,928)	(22,237)
Investment in unconsolidated affiliates	(109)	(20)	(55)
Proceeds from sale of property and equipment	7,346	1,804	4,741

Net cash used in investing activities	(68,631)	(79,015)	(52,572)

Cash flows from financing activities:
Debt activities:
Short-term borrowings	—	—	5,000
Repayment of short-term borrowings	—	—	(5,000)
Issuance of long-term debt	—	—	209,500
Repayments of long-term debt	(9,099)	—	(200,229)
Repayments of capital lease and long-term financing obligations	(7,096)	(4,432)	(2,057)
Issuance of common stock	55	88,043	56,566
Proceeds from exercise of stock options	18	125	—
Excess tax benefits from share-based payment arrangements	1,071	103	76
Purchase of treasury stock	(1,651)	(174)	(57)
Debt issuance costs	—	—	(8,621)

Net cash (used in) provided by financing activities	(16,702)	83,665	55,178

(Decrease) increase in cash and cash equivalents	(46,330)	75,336	54,915
Cash and cash equivalents at beginning of year	143,867	68,531	13,616

Cash and cash equivalents at end of year	$97,537	$143,867	$68,531

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$49,788	$47,647	$32,039
Income taxes	$980	$5,657	$7,453
Non-cash investing and financing activities:
Non-cash purchase of property and equipment	$9,518	$2,631	$3,268
Consideration given for Rave acquisition	$—	$—	$1,173
Net assets received for shares issued	$47,274	$—	$—
Liabilities assumed in theatre acquisitions	$9,996	$2,285	$—

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CARMIKE CINEMAS, INC. and SUBSIDIARIES

AS OF DECEMBER 31, 2014 AND 2013, AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(in thousands except per share data)

NOTE 1—ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION

Carmike Cinemas, Inc. and its subsidiaries (referred to as “Carmike”, “we”, “us”, “our”, and the “Company”) is one of the largest motion picture exhibitors in the United States. The Company owns, operates or has an interest in 274 theatres in 41 states. Of the Company’s 274 theatres, 260 show films on a first-run basis and 14 are discount theatres. The Company targets primarily mid-size non-urban markets with the belief that they provide a number of operating benefits, including lower operating costs and fewer alternative forms of entertainment. The Company’s primary business is the operation of motion picture theatres which generate revenues principally through admissions and concessions sales.

Basis of Presentation

The accompanying consolidated financial statements include those of Carmike and its wholly owned subsidiaries, after elimination of all intercompany accounts and transactions. When the Company has a non-controlling interest in an entity, it accounts for the investment using the equity method. The Company has prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

In the preparation of financial statements in conformity with GAAP, management must make certain estimates, judgments and assumptions. These estimates, judgments and assumptions are made when accounting for items and matters such as, but not limited to, depreciation, amortization, asset valuations, impairment assessments, lease classification, employee benefits, income taxes, reserves and other provisions and contingencies. These estimates are based on the information available when recorded. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Changes in estimates are recognized in the period they are determined.

Concentration of Risk

The Company purchases substantially all of its concession and janitorial supplies, except for beverage supplies, from Continental Concession Supplies, Inc. (“CCSI”). The Company is a significant customer of CSSI. If this relationship was disrupted, the Company could be forced to negotiate a number of substitute arrangements with alternative vendors which are likely to be, in the aggregate, less favorable to the Company.

Revenue Recognition

Admissions and concessions revenue is recognized at the point of sale for tickets and concessions. Sales taxes collected from customers are excluded from revenue and are recorded in accrued expenses in the accompanying consolidated balance sheets. Other revenues primarily consist of on-screen advertising. Screen advertising revenues are recognized over the period that the related advertising is delivered on-screen or in-theatre.

The Company records proceeds from the sale of gift cards and other advanced sale certificates in current liabilities and recognizes admission and concessions revenue when a holder redeems a gift card or other advanced sale certificate. The Company recognized revenue from unredeemed gift cards and other advanced sale certificates upon the later of expiration of the cards or when redemption becomes unlikely. The Company’s conclusion that redemption is unlikely is based on an analysis of historical trends. Revenue recognized related to unredeemed gift cards and other advanced sale certificates totaled $1,081, $500 and $1,319 in 2014, 2013 and 2012, respectively.

Film Exhibition Costs

Film exhibition costs vary according to box office admissions and are accrued based on the Company’s terms and agreements with movie distributors. Some agreements provide for rental fees based on “firm terms” which are negotiated and established prior to the opening of the picture. These agreements usually provide for either a decreasing percentage of box office admissions to be paid to the movie studio over the first few weeks of the movie’s run, subject to a floor for later weeks or a set percentage for the entire run of the film with no adjustments. Where firm terms do not apply, film exhibition costs are accrued based on the expected success of the film over a thirty to sixty day period and estimates of the final settlement with the movie studio. Settlements between the Company and the movie studios are typically completed three to four weeks after the movie’s run and have not historically resulted in significant adjustments to amounts previously recorded.

Comprehensive Income

The Company has no other comprehensive income items.

Segment Reporting

The Company’s chief operating decision maker currently manages the business as one operating segment. The Company’s measure of segment profit is consolidated operating income.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with original maturities of three months or less at the date of purchase and consist primarily of money market accounts and deposits with banks that are federally insured in limited amounts. Payment due from banks for third-party credit and debit card transactions are generally received within 24 to 48 hours, except for transactions occurring on a Friday, which are generally processed the following Monday. Such amounts due from banks for credit and debit card transactions are also classified as cash and cash equivalents and aggregated $3,128 and $5,174 at December 31, 2014 and 2013, respectively.

Restricted Cash

Certain balances due to third parties are classified as restricted cash.

Accounts Receivable

Accounts receivable consists of amounts owed primarily for vendor rebates and amounts due from advertisers. We have determined that no allowance for doubtful accounts is required as of December 31, 2014 and 2013 based on historical experience that payment is received in full.

Inventories

Inventories consist principally of concessions and theatre supplies and are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Property and equipment are carried at cost (reduced for any impairment charges), net of accumulated depreciation and amortization.

Depreciation and amortization is computed on a straight-line basis as follows:

Buildings and building improvements	15-30 years
Leasehold improvements	15-30 years	*
Assets under capital leases	11-25 years	*
Equipment	5-15 years

*	Based on the lesser of the useful life of the asset or the term of the applicable lease.

Included in buildings and building improvements are assets subject to financing leases with costs of $152,244 and $153,729 at December 31, 2014 and 2013, respectively, and accumulated depreciation of $41,409 and $36,003 at December 31, 2014 and 2013, respectively.

The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred (typically when a new lease is finalized) and capitalizes that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the estimated useful life of the related asset. Asset retirement obligations are not material as of December 31, 2014 and 2013.

Acquisitions

The Company accounts for acquisitions under the acquisition method of accounting. The acquisition method requires that the acquired assets and liabilities, including contingencies, be recorded at fair value determined on the acquisition date and changes thereafter reflected in income. For significant acquisitions, the Company has obtained assistance from third-party valuation specialists in order to assist in the Company’s determination of fair value. The Company provides the assumptions, including both qualitative and quantitative information, about the specified asset or liability to the third party valuation firm and evaluates the appropriateness of their valuation methodology. The estimation of the fair values of the assets acquired and liabilities assumed involves a number of estimates and assumptions that could differ materially from the actual amounts recorded. Significant estimates and assumptions include useful lives, condition of specific assets, future theatre revenue and cash flow projections, fair value interest rates on lease obligations, discount rates and market values of comparable assets. Historically, the estimates made have not resulted in significant subsequent changes.

Goodwill

In accordance with Accounting Standards Codification (“ASC”) 350, “Intangibles-Goodwill and Other” (“ASC 350”), goodwill is not amortized. The Company evaluates goodwill for impairment on an annual basis, on December 31, or more frequently if events occur that may be indicative of impairment. The Company is a single reporting unit. The carrying amount of goodwill at December 31, 2014 and 2013 was $125,515 and $74,377, respectively.

The Company has an option to make a qualitative assessment of its reporting unit’s goodwill for impairment. If the Company chooses to perform a qualitative assessment and determines that the fair value more likely than not exceeds the carrying value, no further evaluation is necessary. If the Company chooses not to perform a qualitative assessment, it performs an impairment test for goodwill using a two-step approach, which is performed at the entity level as the Company has one reporting unit. Step 1 compares the fair value of the reporting unit to its carrying value including goodwill. If the carrying value exceeds the fair value, there is a potential impairment and Step 2 must be performed. If a Step 2 analysis is required, the Company allocates the estimated fair value of the reporting unit to its assets and liabilities, including intangible assets. The residual amount, following this allocation process, is deemed to be the implied fair value of the goodwill. Fair value is determined by using management’s expectations of cash flows in the next five years plus an expected residual value; a discount factor, approximating the weighted-average cost of capital using market participant assumptions; and cash expected to be paid for federal and state income taxes. An impairment charge is recorded to the extent the carrying value of the goodwill exceeds its implied fair value. The Company’s Step 1 impairment analysis of goodwill under ASC 350 did not result in any impairment for any periods presented.

Fair Value Measurements

The methods and assumptions used to estimate fair value are as follows:

Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities:

The carrying amounts approximate fair value because of the short maturity of these instruments.

Long-term debt, excluding capital leases and financing obligations:

The fair value of the senior secured term loan is estimated based on quoted market prices on the date of measurement. See Note 7—Debt.

Assets acquired and liabilities assumed in business combinations:

See Note 4—Acquisitions for fair value of assets acquired.

Impairment of Long-Lived Assets

Long-lived assets are tested for recoverability whenever events or circumstances indicate that the assets’ carrying values may not be recoverable. The Company performs its impairment analysis at the individual theatre level, the lowest level of independent identifiable cash flow. Management reviews all available evidence when assessing long-lived assets for impairment, including negative trends in theatre-level cash flow, the impact of competition, the age of the theatre, and alternative uses of the assets. The Company’s evaluation of negative trends in theatre level cash flow considers seasonality of the business, with significant revenues and cash-flow being generated in the summer and year-end holiday season. Absent any unusual circumstances, management evaluates new theatres for potential impairment only after a theatre has been open and operational for a sufficient period of time to allow its operations to mature.

For those assets that are identified as potentially being impaired, if the undiscounted future cash flows from such assets are less than the carrying value, the Company recognizes a loss equal to the difference between the carrying value and the assets’ fair value. The fair value of the assets is primarily estimated using the discounted future cash flow of the assets with consideration of other valuation techniques and using assumptions consistent with those used by market participants. Significant judgment is involved in estimating cash flows and fair value; significant assumptions include attendance levels, admissions and concessions pricing, and the weighted average cost of capital. Management’s estimates are based on historical and projected operating performance.

For the years ended December 31, 2014, 2013 and 2012, the Company recorded impairment charges from continuing operations of $3,212, $3,726 and $4,227, respectively, that were primarily a result of deterioration in the full-year operating results of certain theatres, the result of continued deterioration of certain previously impaired theatres, competition in the market where the Company operates one theatre and the Company’s plan to replace two owned theatres prior to the end of their useful lives. See Note 3—Impairment of Property and Equipment.

Deferred Revenue

Deferred revenue relates primarily to the amount the Company received for entering into the long-term exhibition agreement with Screenvision Exhibition, Inc. (“Screenvision”) in October 2010 as described in Note 11- Screenvision Transaction, cash received from the sale of discount tickets and gift cards and amounts received in connection with vendor marketing programs. Deferred revenue related to the sale of discount tickets and gift cards are recognized as revenue as described in this Note 2 under “Revenue Recognition.” The amount the Company received for entering in the long-term exhibition agreement with Screenvision will be amortized to concessions and other revenue over the 30 year term of the agreement.

Discontinued Operations

Prior to the Company’s adoption of Accounting Standards Update (“ASU”) 2014-08 (“ASU 2014-08”), theatres in which the Company no longer had continuing involvement in the theatre operations and the cash flows had been eliminated were reported as discontinued operations when the Company no longer had operations in a given market. The results of operations for theatres that have been disposed of or classified as held for sale in prior periods have been eliminated from the Company’s continuing operations and classified as discontinued operations for each period presented within the Company’s condensed consolidated statements of operations. See Note 13—Discontinued Operations.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The Company regularly assesses the probability that the deferred tax asset balance will be recovered against future taxable income, taking into account such factors as earnings history, carryback and carryforward periods, limitations imposed by The Internal Revenue Code, and tax strategies. When the indications are that realization is unlikely, a valuation allowance is established against the deferred tax asset, increasing income tax expense in the year that conclusion is made.

The accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Interest and penalties related to unrecognized tax benefits are recorded in interest expense and general and administrative expenses, respectively, in the Company’s consolidated statements of operations. See Note 9—Income Taxes.

Advertising

Advertising costs are expensed as incurred and included in film exhibition costs in the accompanying consolidated statements of operations. Advertising expenses totaled $2,927, $2,674 and $1,927 in 2014, 2013 and 2012, respectively.

Concession Costs

The Company records payments from vendors as a reduction of concession costs when earned.

Loyalty Program

Members of the Carmike Rewards program earn points for each dollar spent on admissions and concessions at our theatres and earn concession or ticket awards once designated point thresholds have been met. We believe that the value of the awards granted to our Carmike Rewards members is insignificant compared to the value of the transactions necessary to earn the award. The Company records the estimated incremental cost of providing the awards based on the points earned by the members. The Carmike Rewards program commenced on October 1, 2010 and the costs of awards earned for the years ended December 31, 2014, 2013 and 2012 are not significant to our consolidated financial statements.

Stock Based Compensation

Compensation expense for all stock-based compensation benefits is recognized over the requisite service period at the estimated fair value of the award at grant date. See Note 10—Stockholders’ Equity for a description of the Company’s stock plans and related disclosures.

Leases

The Company operates most of its theatres under non-cancelable lease agreements with initial base terms ranging generally from 15 to 20 years, and classifies these as operating, capital or financing based on an assessment at lease inception or renewal and when a modification is made to a lease. These leases generally provide for the payment of fixed monthly rentals, property taxes, common area maintenance, insurance, repairs and some of these leases provide for escalating payments over the lease period. The Company, at its option, can renew most of its leases at defined or then fair rental rates over varying periods. The Company generally does not consider the exercise of the renewal options as reasonably assured at lease inception for purposes of evaluating lease classification.

Several leases have a contingent component called percentage rent within the lease agreement. Percentage rent is generally based on a percentage of revenue in excess of a stated annual minimum as described within the lease. The Company recognizes contingent rent expense prior to achievement of the fixed breakpoint when it becomes probable that the breakpoint will be achieved. Contingent payments under capital leases and arrangements accounted for as financing obligations are charged to interest expense.

For leases classified as operating leases, the Company records rent expense on a straight-line basis, over the lease term, beginning with the date the Company has access to the property which in some cases is prior to commencement of lease payments. Accordingly, expense recognized in excess of lease payments is recorded as a deferred rent liability and is amortized to rental expense over the remaining term of the lease. The portion of our deferred rent liability that will be amortized to rent expense beyond one year is classified in other long-term liabilities. In some leases, the Company funded costs to the benefit of the landlord, which have been recorded as prepaid rent and amortized over the term of the lease on a straight-line basis.

For leases that are classified as capital leases, the property is recorded as a capital lease asset and a corresponding amount is recorded as a capital lease obligation in an amount equal to the lesser of the present value of minimum lease payments to be made over the lease life or the fair value of the property being leased. The Company amortizes its capital lease assets on a straight-line basis over the lesser of the lease term or the economic life of the property. The Company allocates each minimum lease payment between a reduction of the lease obligation and interest expense, yielding a fixed rate of interest throughout the lease obligation.

On certain leases the Company is involved with the construction of the building (typically on land owned by the landlord). When the Company is the deemed owner of the project for accounting purposes, the Company records the amount of total project costs incurred during the construction period. At completion of the construction project, the Company evaluates whether the transfer to the landlord/owner meets the requirements for sale-leaseback treatment. If it does not meet such requirements, which is typical, the Company records amounts funded by or received from the landlord as a financing obligation. Payments under such leases are bifurcated between the ground rent on the land, which is considered to be an operating lease, and payments for the building portion which is a financing obligation. The Company then allocates the lease payment for the building portion between a reduction of the financing obligation and interest expense, yielding a fixed rate of interest throughout the lease obligation.

In certain leases, the last payment at the end of the lease term is settled by a transfer of the property to the landlord in settlement of the remaining financing obligation. The amount of amortization of the asset and the financing obligation is structured at the outset such that the remaining residual book value of the asset is always equal to or less than the remaining financing obligation at the end of the lease term. If the remaining financing obligation is greater than the residual book value at the end of the lease term, the Company will recognize a gain at the end of the lease term.

Debt Issuance Costs

Debt issuance costs are amortized to interest expense using the effective interest method over the life of the related debt.

Commitments and Contingencies

In accordance with ASC 450, liabilities for loss contingencies arising from claims, assessments, litigation and other sources are recorded when it is probable that a liability has been incurred and the amount of the claim, assessment or damages can be reasonably estimated. Otherwise the Company expenses these costs as incurred. Depending on the nature of the charge, these expenses are recorded in other theatre operating costs or general and administrative charges in the Company’s consolidated statements of operations.

Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates over which the Company has significant influence are accounted for under the equity method of accounting. The investments are carried at the cost of acquisition, including subsequent capital contributions by the Company, plus the Company’s equity in undistributed earnings or losses since acquisition. See Note 12—Investments in Unconsolidated Affiliates. The Company regularly reviews its equity method investments for impairment, including when the carrying amount of an investment exceeds its related fair value. The Company evaluates information such as budgets, business plans and financial statements of its equity method investees in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include, among others, recurring operating losses and defaults on credit agreements.

Reclassifications

The Company previously reported salaries and benefits and theatre occupancy costs as a component of other theatre operating costs in its consolidated statements of operations. The 2013 and 2012 amounts have been reclassified from other theatre operating costs to separate line items on the consolidated statement of operations to conform to the 2014 presentation. The Company previously reported deferred revenues expected to be recognized within one year as a component of accrued expenses in its consolidated balance sheets. The 2013 amounts have been reclassified from accrued expenses to a separate line item on the consolidated balance sheet to conform to the 2014 presentation. The Company previously reported excess tax benefits from share-based payment arrangements as a component of deferred income taxes in cash flows from operating activities in the Company’s consolidated statements of cash flows. The 2013 and 2012 amounts have been reclassified from deferred income taxes in cash flows from operating activities to a separate line item in cash flows from financing activities to conform to the 2014 presentation.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit

Carryforward Exists (“ASU 2013-11”). The amendments in ASU 2013-11 require an entity to present an unrecognized tax benefit in the financial statements as a reduction to a deferred tax asset for a net operating loss (“NOL”) carryforward, a similar tax loss or a tax credit carryforward except when (1) an NOL carryforward, a similar tax loss, or a tax credit carryforward is not available as of the reporting date under the governing tax law to settle taxes that would result from the disallowance of the tax position; or (2) the entity does not intend to use the deferred tax asset for this purpose (provided that the tax law permits a choice). If either of these conditions exists, an entity should present an unrecognized tax benefit in the financial statements as a liability and should not net the unrecognized tax benefit with a deferred tax asset. The amendment does not affect the recognition or measurement of uncertain tax positions under ASC 740. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. This ASU did not have an impact on the Company’s consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements and Property Plant and Equipment: Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 amends the definition of a discontinued operation in ASC 205-20 and requires entities to provide additional disclosures about disposal transactions that do not meet discontinued operations criteria. Under ASU 2014-08, a component of an entity is classified as a discontinued operation if 1) the component has been disposed of or is classified as held for sale and 2) the component or group of components represents a strategic shift that has or will have a major impact on an entity’s operations or financial results. For transactions that do not meet discontinued operations criteria but are considered individually significant components, additional disclosure is required. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in the financial statements previously issued or available for issuance. The ASU is effective for fiscal years beginning on or after December 15, 2014.

The Company periodically closes certain theatres due to an expiring lease, underperformance or the better opportunity to deploy invested capital, and classifies the operations and cash flows as discontinued operations when the Company no longer has operations in a given market. The operations and cash flows associated with these closed theatres are not significant to the Company’s consolidated statement of operations or cash flows. The Company adopted this ASU during its second fiscal quarter of 2014 and does not believe that the majority of future theatre closures will be classified as discontinued operations or will be considered individually significant components.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The core principal of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: identify contract(s) with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 supersedes the revenue recognition requirements in Accounting Standards Codification Topic No. 605, “Revenue Recognition,” most industry-specific guidance throughout the industry topics of the accounting standards codification, and some cost guidance related to construction-type and production-type contracts. ASU 2014-09 is effective for public entities for annual periods and interim periods within those annual periods beginning after December 15, 2016. Early adoption is not permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. The Company is currently evaluating the potential impact of adopting this guidance, but does not believe that it will have a significant impact on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern. ASU 2014-15 provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2014, the FASB issued ASU 2014-17, Business Combinations: Pushdown Accounting. The amendments in ASU 2014-17 provide an acquired entity the option of applying pushdown accounting in its stand-alone financial statements upon a change in control event. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. The amendments became effective upon issuance of the ASU. ASU 2014-17 did not have a material impact on the Company’s consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, Income Statement-Extraordinary and Unusual Items: Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. ASU 2015-01 eliminates from U.S. GAAP the concept of an extraordinary item. Under existing guidance, an entity is required to separately disclose extraordinary items, net of tax, in the income statement after income from continuing operations if an event or transaction is of an unusual nature and occurs infrequently. The ASU is effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. ASU 2015-01 is not expected to have a material impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3—IMPAIRMENT OF PROPERTY AND EQUIPMENT

The Company recorded impairment charges from continuing operations of $3,212, $3,726, and $4,227, for the years ended December 31, 2014, 2013, and 2012, respectively. The estimated aggregate fair value of the long-lived assets impaired during the years ended December 31, 2014 and 2013 was approximately $3,939 and $4,823, respectively. These fair value estimates are considered Level 3 estimates within the fair value hierarchy prescribed by ASC 820 Fair Value Measurements, and were derived primarily from discounting estimated future cash flows and appraisals of certain owned properties. Future cash flows for a particular theatre are based on historical cash flows for that theatre, after giving effect to future attendance fluctuations, and are projected through the remainder of its lease term or useful life. The Company projects future attendance fluctuations of (10%) to 10%. The risk-adjusted rate of return used to discount these cash flows ranges from 10% to 15%.

	Year ended December 31,
	2014	2013	2012
Continuing Operations:
Theatre properties	$2,845	$3,528	$3,702
Equipment	367	198	525

Impairment of long-lived assets	$3,212	$3,726	$4,227

Discontinued Operations:
Theatre properties	$—	$122	$103
Equipment	—	21	19

Impairment of long-lived assets	$—	$143	$122

For 2014, impairment charges were primarily the result of (1) deterioration in the full-year operating results of certain theatres resulting in $784 in impairment charges using valuation inputs as of the date of the impairment analysis and (2) the continued deterioration in the full year operating results of certain theatres impaired in prior years resulting in $2,428 in impairment charges using valuation inputs as of the date of the impairment analysis.

For 2013, impairment charges were primarily the result of (1) the impact of competition in a market where the Company operates one theatre, resulting in $2,758 in impairment charges using valuation inputs as of the date of the impairment analysis; (2) deterioration in the full-year operating results of certain theatres resulting in $361 in impairment charges using valuation inputs as of the date of the impairment analysis and (3) the continued deterioration in the full year operating results of certain theatres impaired in prior years resulting in $750 in impairment charges using valuation inputs as of the date of the impairment analysis.

For 2012, impairment charges were primarily the result of (1) the Company’s plan to replace two owned theatres prior to the end of their useful lives, resulting in $2,376 in impairment charges using valuation inputs as of the date of the impairment analysis; (2) deterioration in the full-year operating results of certain theatres resulting in $191 in impairment charges using valuation inputs as of the date of the impairment analysis; and (3) the continued deterioration in the full year operating results of certain theatres impaired in prior years resulting in $1,782 in impairment charges using valuation inputs as of the date of the impairment analysis.

NOTE 4—ACQUISITIONS

Digiplex

On August 15, 2014, the Company completed its acquisition of Digital Cinema Destination, Corp. (“Digiplex”) pursuant to an Agreement and Plan of Merger with Digiplex and Badlands Acquisition Corporation, a wholly-owned subsidiary of the Company. As a result of the acquisition Digiplex is now a wholly-owned subsidiary of the Company. The acquisition of Digiplex supports the Company’s growth strategy. Digiplex operated 21 theatres and 206 screens in 8 U.S. states. Upon completion of the merger, each issued and outstanding share of Digiplex Class A common stock and Class B common stock, except for any shares owned by the Company, Digiplex or any of their respective subsidiaries, was converted into the right to receive 0.1765 shares of the Company’s common stock, referred to as the “exchange ratio,” or approximately 1.4 million shares of the Company’s common stock in the aggregate. In addition to the shares issued, the Company also assumed a note payable of $9,099, which the Company paid subsequent to closing.

In December 2012, Digiplex, together with Start Media LLC (“Start Media”), formed a joint venture, Start Media Digiplex, LLC (“JV”) to acquire theatre assets. As of August 15, 2014, Digiplex owned 34% of the equity of the joint venture. On August 15, 2014, in conjunction with the acquisition, the Company paid cash of $10,978 to Start Media for its 66% interest in the joint venture. Also in connection with the acquisition, the Company paid cash of $181 in lieu of 30,000 shares of Digiplex common stock held in escrow for the former owners of two Digiplex theatres.

Prior to the acquisition, Digiplex had entered into agreements to acquire an additional four theatres and 33 screens (“pipeline theatres”). The Company completed its acquisition of one pipeline theatre and ten screens on August 22, 2014 and two pipeline theatres and 18 screens on September 26, 2014. Total cash consideration paid for the pipeline theatres was approximately $5,400 and resulted in an increase to Goodwill during the year ended December 31, 2014 of approximately $3,250. The transaction for one pipeline theatre was terminated subsequent to the acquisition. The acquisition of the three pipeline theatres was not significant individually or in the aggregate to the Company’s results of operations for the year ended December 31, 2014.

The following table summarizes the preliminary purchase price for Digiplex:

Number of shares of Digiplex common stock outstanding at August 15, 2014	7,832
Exchange ratio	0.1765
Number of shares of Carmike common stock—as exchanged	1,382
Carmike common stock price on August 15, 2014	$34.20

Estimated fair value of 1.4 million common shares issued per merger agreement	$47,274
Cash settlement of Start Media joint venture	10,978
Cash settlement of shares held in escrow	181

Total preliminary estimated acquisition consideration	$58,433

The following table summarizes the purchase price allocation for Digiplex based on the fair value of net assets acquired at the acquisition date:

Digiplex
Total purchase price, net of cash received	$58,004

Accounts receivable	515
Other current assets	266
Property and equipment	26,228
Intangible assets	2,190
Other assets	521
Deferred tax assets	9,776
Accounts payable	(3,359)
Accrued expenses	(3,730)
Unfavorable lease obligations	(5,980)
Capital leases assumed	(850)
Assumption of Northlight term loan	(9,099)

Net assets acquired	16,478

Goodwill	$41,526

The purchase price allocation is preliminary and certain items are subject to change, including the fair value of property and equipment and working capital assets and liabilities. The primary areas of the preliminary valuation that are not yet finalized relate to the fair value of property and equipment. The Company expects to continue to obtain information to assist it in determining the fair values during the measurement period.

Management believes that the fair value of current assets and current liabilities acquired approximate their net book value at the acquisition date. The goodwill recognized of $41,526 is attributable primarily to expected synergies of achieving cost reductions and eliminating redundant administrative functions. The majority of the goodwill is not expected to be deductible for income tax purposes. During the three months ended December 31, 2014, the Company continued to estimate the net operating losses, and the resulting deferred tax assets, recognized in connection with the Digiplex acquisition. As a result, the Company increased the deferred tax assets recognized in connection with the acquisition and decreased goodwill by $3,212. Identifiable intangible assets recognized of $2,190 represent favorable lease obligations and will be amortized to theatre occupancy costs over the respective lease term. The Company also recognized unfavorable lease obligations of $5,980. The weighted-average useful life of the favorable lease obligations, prior to the exercise of any extension or renewals associated with the underlying leases is 6.1 years.

The results of Digiplex’s operations have been included in the consolidated financial statements since the date of acquisition. Revenue and net loss of Digiplex included in the Company’s operating results for the year ended December 31, 2014 from the acquisition date were $16,728 and ($197), respectively. Acquisition costs related to professional fees incurred as a result of the Digiplex acquisition, during the year ended December 31, 2014 were approximately $3,477 and were expensed as incurred and included in general and administrative expenses in the consolidated statements of operations. The majority of these expenses are not deductible for income tax purposes.

Pro Forma Results of Operations (Unaudited)

The following selected comparative unaudited pro forma results of operations information for the years ended December 31, 2014 and 2013 assumes the Digiplex acquisition occurred at the beginning of fiscal year 2013, and reflects the full results of operations for the periods presented. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future. These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Digiplex to reflect the fair value adjustments to property and equipment and financing obligations. These fair values also represent Level 3 measures within the fair value hierarchy prescribed by ASC 820 Fair Value Measurements.

	Pro Forma Year Ended December 31,
	2014	2013
Revenues	$733,923	$677,468
Operating income	$40,763	$59,676
Net (loss) income	$(11,716)	$3,941
(Loss) income per share:
Basic	$(0.50)	$0.20
Diluted	$(0.50)	$0.20

Muvico

On November 19, 2013, the Company completed its acquisition of 9 entertainment complexes and 147 screens in three U.S. states pursuant to the terms of the Membership Interest Purchase Agreement with Muvico Entertainment, L.L.C (“Muvico”). The acquisition supports the Company’s growth strategy. In consideration for the acquisition, the Company paid $30,608 in cash and the assumption of lease-related financing obligations of approximately $19,101. The purchase price was paid using cash on hand.

The fair value of current assets and current liabilities acquired approximate their net book value at the acquisition date. During the year ended December 31, 2014, the Company completed its valuation related to the fair value of the net assets acquired from Muvico. The goodwill recognized of $24,443 is attributable primarily to expected synergies of achieving cost reductions and eliminating redundant administrative functions. The goodwill is deductible for tax purposes over 15 years.

In addition, the Company incurred contingent liabilities associated with the purchase. The fair value of this contingent consideration as of the acquisition date, which represents the maximum amount of future reimbursement, was $750. The fair value of the contingent consideration and the resulting increase to Goodwill were recorded during the year ended December 31, 2014. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. No other adjustments to Goodwill related to the Muvico acquisition were made during the year ended December 31, 2014.

The following table summarizes the purchase price and purchase price allocation for Muvico based on the fair value of net assets acquired at the acquisition date.

Cash consideration paid less cash amounts received	$30,608
Leases and financing obligations assumed	19,101
Fair value of contingent consideration	750

Fair value of total consideration transferred	$50,459

Inventory	$541
Other current assets	385
Property and equipment	24,867
Deferred tax assets	3,441
Current liabilities	(2,068)
Other liabilities	(1,150)

Net assets acquired	26,016
Goodwill	24,443

Purchase price	$50,459

The total non-cash consideration representing liabilities assumed in the Muvico transaction was $22,319.

The results of Muvico’s operations have been included in the consolidated financial statements since the date of acquisition. Muvico contributed revenue of $61,596 and $9,570 and net (loss) income of ($248) and $995 for the years ended December 31, 2014 and 2013, respectively. Acquisition costs related to professional fees incurred as a result of the Muvico acquisition, during the year ended December 31, 2013 were approximately $2,038 and were expensed as incurred and included in general and administrative expenses in the consolidated statements of operations.

Pro Forma Results of Operations (Unaudited)

The following selected comparative unaudited pro forma results of operations information for the years ended December 31, 2013 and 2012 assumes the Muvico acquisition occurred at the beginning of the fiscal year 2012, and reflects the full results of operations for the years presented. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future. These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Muvico to reflect the fair value adjustments to property and equipment and financing obligations. These fair values also represent Level 3 measures within the fair value hierarchy prescribed by ASC 820 Fair Value Measurements.

	Pro Forma Year Ended December 31,
	2013	2012
Revenues	$699,826	$603,243
Operating income	$60,163	$58,882
Net income	$4,692	$97,595
Income per share:
Basic	$0.24	$6.19
Diluted	$0.23	$6.07

Cinemark

On August 16, 2013, the Company completed its acquisition of three theatres and 52 screens from Cinemark USA, Inc., a wholly-owned subsidiary of Cinemark Holdings, Inc. for $10,500 in cash and the assumption of lease-related financing obligations in the amount of $5,431. During the year ended December 31, 2014, the Company completed its valuation related to the fair value of the net assets acquired from Cinemark using facts and circumstances existing as of the measurement date. Total Goodwill recorded as a result of the acquisition was approximately $11,203. The results of operations of those theatres were not significant to the Company’s consolidated financial statements of operations and accordingly, the Company has not provided pro forma financial information relating to this acquisition. Acquisition costs associated with this purchase were not material.

Rave

On November 15, 2012, the Company completed its acquisition of 16 entertainment complexes and 251 screens in seven U.S. states pursuant to the terms of the Membership Interest Purchase Agreement with Rave Reviews Cinemas, L.L.C (“Rave”) and Rave Reviews Holdings, LLC (“Acquisition Sub”) dated September 28, 2012. Prior to consummation of the acquisition, Rave transferred to the Acquisition Sub the Rave theatres and certain related assets and certain assumed liabilities, including the leases, related to the Theatres. The Company subsequently acquired all of the ownership interests of the Acquisition Sub. The acquisition supports the Company’s growth strategy. In consideration for the acquisition, the Company paid $22,213 in cash including $3,213 in working capital adjustments. The Company paid $1,349 of the working capital adjustment during the year ended December 31, 2013. In addition, the Company assumed approximately $110,243 of financing obligations, after accounting adjustments, to reflect the acquisition date fair value of such obligations. The purchase price was paid using cash on hand.

The following table summarizes the purchase price and purchase price allocation for Rave based on the fair value of net assets acquired at the acquisition date.

Cash	$19,000
Financing obligations assumed	110,243

Purchase price	129,243
Working capital adjustment	3,213

Total purchase price	$132,456

Accounts receivable	$514
Inventory	464
Other current assets	1,329
Property and equipment	94,523
Deferred tax assets	14,418
Current liabilities	(8,878)
Other liabilities	(6,580)

Net assets acquired	95,790
Goodwill	36,666

Purchase Price	$132,456

The total non-cash consideration representing liabilities assumed in the Rave transaction was $125,701.

The fair value of current assets and current liabilities acquired approximate their net book value at the acquisition date. The goodwill recognized of $36,666 is attributable primarily to expected synergies of achieving cost reductions, eliminating redundant administrative functions and the excess of fair value of financing obligations over the related financing obligation assets. The goodwill is deductible for tax purposes over 15 years. As of December 31, 2014, there were no changes in the recognized amounts of goodwill resulting from the acquisition of Rave.

The results of Rave’s operations have been included in the consolidated financial statements since the date of acquisition. Rave contributed revenue of $88,393 and $13,831 and net income of $155 and $525 for the years ended

December 31, 2013 and 2012, respectively. Acquisition costs related to professional fees incurred, primarily as a result of the Rave acquisition, were approximately $4,094 and were expensed as incurred and included in general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2012.

Pro Forma Results of Operations (Unaudited)

The following selected comparative unaudited pro forma results of operations information for the years ended December 31, 2012 and 2011 assumes the Rave acquisition occurred at the beginning of the fiscal year 2011, and reflects the full results of operations for the years presented. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future. These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Rave to reflect the fair value adjustments to property and equipment, financing obligations. These fair values also represent Level 3 measures within the fair value hierarchy prescribed by ASC 820 Fair Value Measurements.

	Pro Forma Year Ended December 31,
	2012	2011
Revenues	$634,053	$566,914
Operating income	$72,300	$48,902
Net income (loss)	$95,580	$(9,674)
Income (loss) per share:
Basic	$6.06	$(0.76)
Diluted	$5.94	$(0.76)

MNM

On October 21, 2011, the Company completed its purchase of MNM Theatres for $10,820 including an estimate of the fair value of consideration that was contingent upon MNM’s earnings performance over the next three years. The Company estimated the fair value of the contingent consideration to be $1,570 using a probability-weighted discounted cash flow model. This fair value measurement was based on significant inputs not observable in the market and thus represented a Level 3 measurement as defined in ASC 820. The earnings performance period ended on October 31, 2014. As a result of the earnings performance of MNM Theatres, the Company recorded $849 to general and administrative expenses during the year ended December 31, 2014 which represents the contingent consideration to be paid.

NOTE 5—GOODWILL AND OTHER INTANGIBLES

At December 31, 2014 and 2013, intangible assets consisted of the following:

	Weighted-Average Period (In Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
As of December 31, 2014
Intangible assets:
Lease related intangibles	6.8	$3,621	$(825)	$2,796
Non-compete agreements	0.1	30	(16)	14
Trade names	0.7	750	(553)	197

Total intangible assets	7.6	$4,401	$(1,394)	$3,007

As of December 31, 2013
Intangible assets:
Lease related intangibles	10.1	$1,345	$(621)	$724
Non-compete agreements	0.1	30	(11)	19
Trade names	2.9	750	(536)	214

Total intangible assets	13.1	$2,125	$(1,168)	$957

Amortization of other intangible assets was $231, $104, and $108, for the years ended December 31, 2014, 2013 and 2012, respectively.

Amortization expense of intangible assets for fiscal years 2015 through 2019 and thereafter is estimated to be approximately $490, $482, $473, $448, $447 and $667, respectively, with a remaining weighted average useful life of 7.6 years.

The following table discloses the changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013:

	2014
	December 31, 2013	Additions	Impairments	December 31, 2014
Goodwill, gross	$112,617	$51,138	$—	$163,755
Accumulated impairment losses	(38,240)	—	—	(38,240)

Total goodwill, net	$74,377	$51,138	$—	$125,515

	2013
	December 31, 2012	Additions	Impairments	December 31, 2013
Goodwill, gross	$82,817	$29,800	$—	$112,617
Accumulated impairment losses	(38,240)	—	—	(38,240)

Total goodwill, net	$44,577	$29,800	$—	$74,377

NOTE 6—OTHER ASSETS

At December 31, 2014 and 2013, other assets are as follows:

	December 31,
	2014	2013
Prepaid rent	$2,604	$2,807
Debt issuance costs, net of amortization	4,943	6,322
Deposits and insurance binders	4,968	4,860
Other	5,514	5,521

	$18,029	$19,510

NOTE 7—DEBT

Debt consisted of the following as of December 31, 2014 and 2013:

	December 31,
	2014	2013
Senior secured notes	$210,000	$210,000
Revolving credit facility	—	—
Original issue discount	(310)	(381)

Total debt	209,690	209,619
Current maturities	—	—

	$209,690	$209,619

7.375% Senior Secured Notes

In April 2012, the Company issued $210,000 aggregate principal amount of 7.375% Senior Secured Notes due May 15, 2019 (the “Senior Secured Notes”). The proceeds were used to repay the Company’s $265,000 senior secured term loan that was due in January 2016 with a then outstanding balance of $198,700. The

Company recorded a loss on extinguishment of debt of $4,961 during the year ended December 31, 2012 for the write-off of unamortized debt issuance costs. Interest is payable on the Senior Secured Notes on May 15 and November 15 of each year.

The Senior Secured Notes are fully and unconditionally guaranteed by each of the Company’s existing subsidiaries and will be guaranteed by any future domestic wholly-owned restricted subsidiaries of the Company. Debt issuance costs and other transaction fees of $8,600 are included in other non-current assets and amortized over the life of the debt as interest expense. The Senior Secured Notes are secured, subject to certain permitted liens, on a second priority basis by substantially all of the Company’s and the guarantors’ current and future property and assets (including the capital stock of the Company’s current subsidiaries), other than certain excluded assets.

At any time prior to May 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the proceeds of certain equity offerings at a redemption price equal to 107.375% of the principal amount of the Senior Secured Notes, plus accrued and unpaid interest to, but excluding the redemption date; provided, however, that at least 65% of the aggregate principal amount of the Senior Secured Notes are outstanding immediately following the redemption. In addition, at any time prior to May 15, 2015, the Company may redeem all or a portion of the Senior Secured Notes by paying a “make-whole” premium calculated as described in the indenture governing the Senior Secured Notes (the “Indenture”). The Company has not separated the make-whole premium from the underlying debt instrument to account for it as a derivative instrument as the economic characteristics and risks of this embedded derivative are clearly and closely related to the economic characteristics of the underlying debt.

At any time on or after May 15, 2015, the Company may redeem all or a portion of the Senior Secured Notes at redemption prices calculated based on a percentage of the principal amount of the Senior Secured Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date, depending on the date on which the Senior Secured Notes are redeemed. These percentages range from between 100.00% and 105.53%.

Following a change of control, as defined in the Indenture, the Company will be required to make an offer to repurchase all or any portion of the Senior Secured Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase.

Revolving Credit Facility

In April 2012, the Company also entered into a new $25,000 revolving credit facility (the “Credit Facility”) with an interest rate of LIBOR (subject to a 1.00% floor) plus a margin of 4.50%, or Base Rate (subject to a 2.00% floor) plus a margin of 3.50%, as the Company may elect. In addition, the Company is required to pay commitment fees on the unused portion of the Credit Facility at the rate of 0.50% per annum. The termination date of the Credit facility is April 27, 2016. The $25,000 revolving credit facility replaced the prior $30,000 revolving credit facility that was scheduled to mature in January 2013.

The Credit Facility includes a sub-facility for the issuance of letters of credit totaling up to $10,000. The Company’s obligations under the Credit Facility are guaranteed by each of the Company’s existing and future direct and indirect wholly-owned domestic subsidiaries, and the obligations of the Company and such guarantors in respect of the Credit Facility are secured by first priority liens on substantially all of the Company’s and such subsidiaries’ current and future property and assets, other than certain excluded assets pursuant to the first lien guarantee and collateral agreement by and among the Company, such guarantors and Wells Fargo Bank, National Association, as collateral trustee. In addition, the Credit Facility contains provisions to accommodate the incurrence of up to $150,000 in future incremental borrowings. While the Credit Facility does not contain any commitment by the lenders to provide this incremental indebtedness, the Credit Facility describes how such debt (if provided by the Company’s existing or new lenders) would be subject to various financial and other covenant compliance requirements and conditions at the time the additional debt is incurred. There was no outstanding balance on the revolving credit facility at December 31, 2014.

Debt Covenants

The Indenture and the Credit Facility include covenants which, among other things, limit the Company’s ability, and its subsidiaries, to:

•	incur additional indebtedness or guarantee obligations;

•	issue certain preferred stock or redeemable stock;

•	pay dividends beyond certain calculated thresholds, repurchase or make distributions in respect of the Company’s capital stock or make other restricted payments;

•	make certain investments;

•	sell, transfer or otherwise convey certain assets;

•	create or incur liens or other encumbrances;

•	prepay, redeem or repurchase subordinated debt prior to stated maturities;

•	designate the Company’s subsidiaries as unrestricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets;

•	enter into a new or different line of business; and

•	enter into certain transactions with the Company’s affiliates.

As of December 31, 2014, none of the Company’s accumulated deficit was subject to restrictions limiting the payment of dividends, and the total amount available for dividend payments under the Company’s most restrictive covenants was approximately $199,000.

The restrictive covenants are subject to a number of important exceptions and qualifications set forth in the Indenture and the Credit Facility.

The Indenture provides for customary events of default. If any event of default occurs and is continuing, subject to certain exceptions, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Senior Secured Notes may declare all the Senior Secured Notes to be due and payable immediately, together with any accrued and unpaid interest, if any, to the acceleration date. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, such amounts with respect to the Senior Secured Notes will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the Senior Secured Notes.

The Credit Facility contains further limitations on the Company’s ability to incur additional indebtedness and liens. In addition, to the extent the Company incurs certain specified levels of additional indebtedness, further limitations under the Credit Facility will become applicable under covenants related to sales of assets, sale-leaseback transactions, investment transactions, and the payment of dividends and other restricted payments. If the Company draws on the Credit Facility, the Company will be required to maintain a first lien leverage ratio as defined (the “Leverage Ratio”) not more than 2.75 to 1.00. The Credit Facility also contains certain representations and warranties, other affirmative and negative covenants, and events of default customary for secured revolving credit facilities of this type.

The Company’s failure to comply with any of these covenants, including compliance with the Leverage Ratio, will be an event of default under the Credit Facility, in which case the administrative agent may, with the consent or at the request of lenders holding a majority of the commitments and outstanding loans, terminate the Credit Facility and declare all or any portion of the obligations under the Credit Facility due and payable. Other events of default under the Credit Facility include:

•	the Company’s failure to pay principal on the loans when due and payable, or its failure to pay interest on the loans or to pay certain fees and expenses (subject to applicable grace periods);

•	the occurrence of a change of control (as defined in the Credit Facility);

•	a breach or default by the Company or its subsidiaries on the payment of principal of any other indebtedness in an aggregate amount greater than $10,000;

•	breach of representations or warranties in any material respect;

•	failure to perform other obligations under the Credit Facility and the security documents for the Credit Facility (subject to applicable cure periods); or

•	certain bankruptcy or insolvency events.

In the event of a bankruptcy or insolvency event of default, the Credit Facility will automatically terminate, and all obligations thereunder will immediately become due and payable.

As of December 31, 2014, the Company was in compliance with all of the financial covenants in its Indenture and Credit Facility.

Debt Maturities

At December 31, 2014 the Company’s future maturities of long-term debt obligations are as follows:

	2015	2016	2017	2018	2019	Thereafter	Total
Senior secured notes	$—	$—	$—	$—	$210,000	—	$210,000

The fair value of the Senior Secured Notes at December 31, 2014 and 2013 are Level 2 estimates within the fair value hierarchy prescribed by ASC 820 Fair Value Measurements and is estimated based on quoted market prices as follows:

	Year ended December 31,
	2014	2013
Carrying amount, net	$210,000	$210,000
Fair value	$222,600	$228,375

NOTE 8—ACCRUED EXPENSES

At December 31, 2014 and 2013, accrued expenses consisted of the following:

	December 31,
	2014	2013
Accrued rents	$4,182	$4,096
Property taxes	6,259	5,364
Accrued interest	1,979	1,979
Accrued salaries	6,319	5,348
Sales taxes	4,332	5,135
Other accruals	9,492	5,384

	$32,563	$27,306

NOTE 9—INCOME TAXES

Income tax (benefit) expense from continuing operations is summarized as follows:

	Year Ended December 31,
	2014	2013	2012
Current:
Federal	$(8,856)	$1,681	$6,394
State	372	773	1,189
Deferred:
Federal	4,973	1,702	(70,873)
State	2,104	1,948	(17,614)

Total income tax (benefit) expense	$(1,407)	$6,104	$(80,904)

The consolidated income tax provision was different from the amount computed using the U.S. statutory income tax rate for the following reasons:

	Year Ended December 31,
	2014	2013	2012
Pre-tax (loss) income from continuing operations	$(10,663)	$10,008	$13,375

Federal tax (benefit) expense, at statutory rates	(3,732)	3,503	4,681
State tax expense (benefit), net of federal tax effects	13	1,748	(173)
Entity restructuring reduction in state deferred tax assets	1,597	—	—
Non-deductible transaction costs	849	—	—
Permanent non-deductible expenses	203	241	97
Impact of equity investment income at statutory tax rate	128	575	476
Tax effect of uncertain tax position	(302)	86	152
Employment credits	(100)	(276)	—
Other	(63)	—	—
Reduction in gross deferred tax assets due to IRC Section 382 limitations	—	227	396
Decrease in valuation allowance	—	—	(86,533)

Total tax (benefit) expense from continuing operations	$(1,407)	$6,104	$(80,904)

The Company’s effective tax rate was 13.6%, 52.4% and (554.9)% for the years ended December 31, 2014, 2013 and 2012, respectively. The Company’s tax rate was different from the statutory tax rate primarily due to state income taxes, a reduction in deferred tax assets resulting from state NOL’s not able to be recognized following a restructuring in the Company’s organization, professional expenses incurred during 2014 that are not deductible for tax purposes and changes in uncertain tax positions.

Components of the Company’s deferred tax assets (liabilities) are as follows:

	December 31,
	2014	2013
Tax basis of property, equipment and other assets over book basis	$58,080	$62,663
Net operating loss carryforwards	21,298	14,926
Deferred income	10,193	10,295
Deferred rent	6,515	5,594
Equity compensation accruals	3,894	2,645
Compensation and other accruals	2,842	2,682
Tax basis of goodwill and intangible property over book	1,881	1,488
Basis difference in investee	1,056	2,809
Alternative minimum tax credit carryforwards	779	779

Total deferred tax asset	$106,538	$103,881

The balance sheet presentation of the Company’s deferred income taxes is as follows:

	December 31,
	2014	2013
Current deferred tax assets	$5,046	$4,412
Current deferred tax liabilities	(355)	(574)

Net current deferred tax assets	$4,691	$3,838
Non-current deferred tax assets	$102,168	$100,279
Non-current deferred tax liabilities	(321)	(236)

Net non-current deferred tax assets	101,847	100,043

Net deferred tax assets	$106,538	$103,881

The Company experienced an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, during the fourth quarter of 2008. The ownership change has and will continue to subject the Company’s pre-ownership change net operating loss carryforwards to an annual limitation, which will significantly restrict its ability to use them to offset taxable income in periods following the ownership change. In general, the annual use limitation equals the aggregate value of the Company’s stock at the time of the ownership change multiplied by a specified tax-exempt interest rate.

As a result of the ownership change, the Company is limited to an approximate $1.7 million annual limitation on its ability to utilize its pre-change NOLs and recognized built-in losses. The Company determined that at the date of the ownership change, it had a net unrealized built-in loss (“NUBIL”). The NUBIL is determined based on the difference between the fair market value of the Company’s assets and their tax basis at the ownership change. Because of the NUBIL, certain deductions recognized during the five-year period beginning on the date of the IRC Section 382 ownership change (the “recognition period”) are subjected to the same limitation as the net operating loss carryforwards. Because the annual limitation is applied first against the realized built-in losses (“RBILs”), the Company does not expect to utilize any of its net operating carryforwards during the five year recognition period. The amount of the disallowed RBILs could increase if the Company disposes of assets with built-in losses at the date of the ownership change during the recognition period. The recognition period ended on October 31, 2013.

The Company’s acquisition of Digiplex (see Note 4—Acquisitions) triggered an ownership change for Digiplex during the third quarter of 2014. The Company has evaluated the impact of this ownership change and has determined at the acquisition date that Digiplex had a net unrealized built-in gain and was therefore not subject to an RBIL limitation. Therefore, the Company does not believe that the ownership change will significantly limit its ability to utilize net operating losses acquired from Digiplex. The Company recorded a deferred tax asset of $9,776 in the acquisition of Digiplex.

As discussed in Note 4–Acquisitions, the Company recorded a deferred tax asset of $3,441 in the acquisition of Muvico.

At December 31, 2014, the Company had federal and state net operating loss carryforwards of $49,419 and $91,926, respectively, net of IRC Section 382 limitations, to offset the Company’s future taxable income. The federal and state net operating loss carryforwards will begin to expire in the year 2020. In addition, the Company’s alternative minimum tax credit carryforward of approximately $779 has an indefinite carryforward life but is subject to the IRC Section 382 limitation.

Valuation Allowance

At December 31, 2014 and December 31, 2013, the Company’s deferred tax assets, net of IRC Section 382 limitations, were $106,538 and $103,881, respectively. As of each reporting date, the Company assesses whether it is more likely than not that its deferred tax assets will be recovered from future taxable income, taking into account such factors as earnings history, taxable income in the carryback period, reversing temporary differences, projections of future taxable income, the finite lives of certain deferred tax assets and the impact of IRC 382 limitations. Both positive and negative evidence, as well as the objectivity and verifiability of that evidence, is considered in determining the appropriateness of recording a valuation allowance on deferred tax assets. When sufficient evidence exists that indicates that recovery is not more likely than not, a valuation allowance is established against the deferred tax assets, increasing the Company’s income tax expense in the period that such conclusion is made.

After reviewing all positive and negative evidence at December 31, 2012, the Company determined that it was more likely than not that its deferred tax asset balance would be recovered from future taxable income and reversed the valuation allowance of $86,533 on its deferred tax assets. The Company identified multiple sources of positive evidence in determining to reverse its valuation allowance. At December 31, 2012, the Company had generated cumulative pre-tax income for the most recent rolling three-year period. Subsequent to the valuation allowance being established, the Company had not achieved cumulative pre-tax income for a rolling three-year period prior to December 31, 2012. The Company believes that the improvement in operating results is primarily related to the Company’s focus on improving its circuit by modernizing existing theatres, closing underperforming theatres and through accretive acquisitions. The Company concluded that this record of cumulative profitability in recent years, the Company’s large amount of taxable income available in the carryback period, the acquisition of Rave in 2012, the Company’s trend of improving earnings and the timing of reversals of the Company’s deferred tax liabilities creating future taxable income outweigh any negative evidence identified. As a result, the Company reversed the valuation allowance of $86,533 on its deferred tax assets. The Company’s determination to reverse the valuation allowance involved significant estimates and judgments. If future results are significantly different from these estimates and judgments, the Company may be required to record a valuation allowance against its deferred tax assets.

The Company has assessed all positive and negative evidence at December 31, 2014 to determine whether it was more likely than not that its deferred tax asset balance would be recovered from future taxable income. This assessment considered, among other items, the Company’s profitability in recent years, including cumulative pre-tax income for the rolling three-year period, the successful completion of recent acquisitions, industry expectations regarding future box office performance, the Company’s positive earnings in recent years and the timing of the reversals of the Company’s deferred tax liabilities creating future taxable income. The Company believes that these factors outweigh any negative evidence identified and has not recorded a valuation allowance against its deferred tax assets.

Income Tax Uncertainties

The benefits of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities.

As of December 31, 2014 and 2013, the amount of unrecognized tax benefits related to continuing operations was $167 and $2,763 respectively, all of which would affect the Company’s annual effective tax rate, if recognized. The unrecognized tax benefits as of December 31, 2013 were primarily associated with the Company’s non-forfeitable ownership interest in SV Holdco, LLC (See Note 11- Screenvision Transaction). The Company had recognized a tax basis for these units that was lower than the carrying value for financial statement purposes. However, as this tax position may not have been sustained upon examination, the Company had recorded a related liability for this uncertain tax position. During the year ended December 31, 2014, the Company recognized a tax benefit of $2,639, less the related deferred tax asset of $2,453, related to its previously unrecognized tax benefits as a result of a lapse of the statute of limitations.

A reconciliation of the beginning and ending uncertain tax positions is as follows:

Gross unrecognized tax benefits at January 1, 2012	$2,526
Increases in tax positions for prior years	152
Decreases in tax positions for prior years	—
Increases in tax positions for current year	—
Settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at December 31, 2012	2,678
Increases in tax positions for prior years	—
Decreases in tax positions for prior years	—
Increases in tax positions for current year	132
Settlements	—
Lapse in statute of limitations	(47)

Gross unrecognized tax benefits at December 31, 2013	2,763
Increases in tax positions for prior years	43
Decreases in tax positions for prior years	—
Decreases in tax positions for current year	(210)
Settlements	—
Lapse in statute of limitations	(2,429)

Gross unrecognized tax benefits at December 31, 2014	$167

The Company files consolidated and separate income tax returns in the United States federal jurisdiction and in many state jurisdictions. The Company is no longer subject to United States federal income tax examinations for years before 2000 and is no longer subject to state and local income tax examinations by tax authorities for years before 1999.

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits in interest expense and general and administrative expenses, respectively, in the Company’s consolidated statements of operations. Amounts accrued for interest and penalties as of December 31, 2014 and 2013 are not significant to the consolidated financial statements.

NOTE 10—STOCKHOLDERS’ EQUITY AND SHARE-BASED COMPENSATION

Stock Issuance

On August 15, 2014, the Company completed its acquisition of Digiplex pursuant to an Agreement and Plan of Merger with Digiplex and Badlands Acquisition Corporation, a wholly-owned subsidiary of the Company. Upon completion of the merger, each issued and outstanding share of Digiplex Class A common stock and Class B common stock, except for any shares owned by the Company, Digiplex or any of their respective subsidiaries, was converted into the right to receive 0.1765 shares of the Company’s common stock, referred to as the “exchange ratio,” or approximately 1.4 million shares of the Company’s common stock in the aggregate. See Note 4—Acquisitions.

On July 25, 2013, the Company issued 4.5 million shares of its common stock, at a price to the public of $18.00 per share through a registered public offering. The Company granted the underwriters an option to purchase up to an additional 675,000 shares of the Company’s common stock to cover over-allotments, if any, which the underwriters could exercise within 30 days of the date of the final prospectus. The underwriters purchased the additional 675,000 shares of common stock on August 16, 2013. The offering was made pursuant to the Company’s existing shelf registration statement previously filed with the Securities and Exchange Commission (“SEC”). The net proceeds received from the transaction were approximately $88,043. The funds received from the issuance of the shares have been used for general corporate purposes, including potential acquisitions, working capital and other capital expenditures.

On April 11, 2012, the Company issued 4.0 million shares of its common stock, at a price to the public of $13.00 per share through a registered public offering. The Company granted the underwriters an option to purchase up to an additional 600,000 shares of the Company’s common stock to cover over-allotments, if any, which the underwriters could exercise within 30 days of the date of the final prospectus. The underwriters purchased the additional 600,000 shares of common stock on April 11, 2012. The offering was made pursuant to the Company’s effective shelf registration statement previously filed with the SEC. The net proceeds from the transaction were approximately $56,300. The funds received from the issuance of the shares will be used for general corporate purposes, including working capital, repayment of debt, possible acquisitions and other capital expenditures.

Share-Based Compensation

In May 2014, the Board of Directors adopted the Carmike Cinemas, Inc. 2014 Incentive Stock Plan (the “2014 Incentive Stock Plan”). The Company’s Compensation and Nominating Committee (or similar committee) may grant stock options, stock grants, stock units, and stock appreciation rights under the 2014 Incentive Stock Plan to certain eligible employees and to outside directors. As of December 31, 2014, there were 1,063,806 shares available for future grants under the 2014 Incentive Stock Plan. The Company’s policy is to issue new shares upon exercise of options and the issuance of stock grants.

The determination of the fair value of stock option awards on the date of grant using option-pricing models is affected by the Company’s stock price, as well as assumptions regarding a number of other inputs. These variables include the Company’s expected stock price volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. The expected volatility is based on the historical volatility. The Company uses historical data to estimate stock option exercise and forfeiture rates. The expected term represents the period over which the share-based awards are expected to be outstanding. The dividend yield is an estimate of the expected dividend yield on the Company’s stock. The risk-free rate is based on U.S. Treasury yields in effect at the time of the grant for the expected term of the stock options. All stock option awards are amortized based on their graded vesting over the requisite service period of the awards.

The Company also issues restricted stock awards to certain key employees and directors. Generally, the restricted stock vests over a one to three year period and compensation expense is recognized over the one to three year period equal to the grant date value of the shares awarded to the employee. In addition, the Company issues performance-based awards which are dependent on the achievement of EBITDA targets and are earned over a three-year period. The performance-based awards vest at the end of the three-year period. As of December 31, 2014, the Company had 360,199 shares of performance-based awards outstanding, of which 262,941 have been earned due to the achievement of EBITDA targets. Performance-based stock awards are recognized as compensation expense over the vesting period based on the fair value on the date of grant and the number of shares ultimately expected to vest.

The Company’s total stock-based compensation expense was $4,909, $2,527 and $2,166 in 2014, 2013 and 2012, respectively. Included in the year ended December 31, 2014 is $1,913 of stock-based compensation expense related to retirement eligible employees. Included in stock based compensation expense for the year ended December 31, 2012, is $115 related to the accelerated vesting of stock-based awards to the Company’s former Vice President-General Manager Theatre Operations. Stock-based compensation expense is included in general and administrative expenses in the consolidated statement of operations with the exception of the accelerated vested awards which are included in Severance Agreement Charges. As of December 31, 2014, the Company had approximately $2,867 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s plans. This cost is expected to be recognized as stock-based compensation expense over a weighted-average period of 1.6 years. This expected cost does not include the impact of any future stock-based compensation awards.

Options-Service Condition Vesting

The Company currently uses the Black-Scholes option pricing model to determine the fair value of its stock options. Such stock options vest equally over a three-year period, except for options granted to members of the Board of Directors that vest immediately upon issuance. The stock options expire 10 years after the grant date.

No options were granted during 2014, 2013 and 2012.

The following table sets forth the summary of option activity for the year ended December 31, 2014:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2014	607,500	$8.88	6.04
Granted	—	$—	—	$—
Exercised	(2,500)	$7.34		$70
Expired	(5,000)	$37.46
Forfeited	—	$—

Outstanding at December 31, 2014	600,000	$8.65	5.08	$10,574

Exercisable on December 31, 2014	600,000	$8.65	5.08	$10,574

Expected to vest at December 31, 2014	—	$—	—	$—

The fair value of options vested during the years ended December 31, 2014, 2013 and 2012 was $608, $588, and $1,239, respectively. The intrinsic value of the options exercised during the years ended December 31, 2014, 2013 and 2012 was $70, $232 and $245, respectively. Cash received from options exercised for the years ended December 31, 2014, 2013 and 2012 was $18, $125 and $305, respectively. The cash tax benefits realized from stock awards exercised for December 31, 2014, 2013 and 2012 were $28, $88 and $93 respectively.

Options-Market Condition Vesting

In April 2007, the Compensation and Nominating Committee approved (pursuant to the 2004 Incentive Stock Plan) the grant of an aggregate of 260,000 stock options, at an exercise price equal to $25.95 per share, to a group of eight senior executives. The April 2007 stock option grants are aligned with market performance, as one-third of these stock options each will vest when the Company achieves an increase in the trading price of its common stock (over the $25.95 exercise price) equal to 25%, 30% and 35%, respectively. The stock option grants expire 10 years from date of issuance. The Company determined the aggregate grant date fair value of these stock options to be approximately $1,430. The fair value of these options was estimated on the date of grant using a Monte Carlo simulation model. Compensation expense is not subsequently adjusted for the number of shares that are ultimately vested.

The following table sets forth the summary of option activity for Company’s stock options with market condition vesting for the year ended December 31, 2014:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2014	100,000	$25.95	3.28
Granted	—	—
Forfeited	—

Outstanding at December 31, 2014	100,000	$25.95	2.28	$32

Exercisable at December 31, 2014	66,666	$25.95	2.28	$21

Expected to vest at December 31, 2014	—	$—	—	$—

Restricted Stock

The following table sets forth the summary of activity for restricted stock grants for the year ended December 31, 2014:

	2014		2013		2012
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	573,353	$12.51	458,981	$10.85	248,804	$8.43
Granted	138,855	$29.44	215,800	$15.77	288,648	$12.18
Vested	(128,437)	$8.80	(97,928)	$11.78	(72,471)	$7.81
Forfeited	(23,997)	$17.44	(3,500)	$15.66	(6,000)	$10.91

Nonvested at end of year	559,774	$17.35	573,353	$12.51	458,981	$10.85

The total fair value for restricted share awards that vested during 2014, 2013 and 2012 was $4,091, $1,617 and $990, respectively.

Employee Stock Purchase Plan

On July 1, 2014, the Company adopted an Employee Stock Purchase Plan (“ESPP”) which enables employees who have completed one year of service and meet certain minimum work requirements, to purchase the Company’s common stock through payroll deductions at a price equal to 90 percent of the stock price at the end of each 3 month purchase period, subject to certain limits. All shares purchased under the ESPP are immediately vested. The number of shares issued under the ESPP during the year ended December 31, 2014 was 1,947. At December 31, 2014, there were 248,053 shares available for future issuance under the ESPP.

NOTE 11—SCREENVISION TRANSACTION

On October 14, 2010, the Company finalized the modification of its long-term exhibition agreement (the “Modified Exhibition Agreement”) with “Screenvision, the Company’s exclusive provider of on-screen advertising services. The Modified Exhibition Agreement extends the Company’s exhibition agreement with Screenvision, which was set to expire on July 1, 2012, for an additional 30 year term through July 1, 2042 (“Expiration Date”).

In connection with the Modified Exhibition Agreement, Carmike received a cash payment of $30,000 from Screenvision in January 2011. In addition, on October 14, 2010, Carmike received, for no additional consideration, Class C membership units representing, as of that date, approximately 20% of the issued and outstanding membership units of SV Holdco, LLC (“SV Holdco”). SV Holdco is a holding company that owns and operates the Screenvision business through a subsidiary entity. SV Holdco has elected to be taxed as a partnership for U.S. federal income tax purposes.

In September 2011, Carmike made a voluntary capital contribution of $718 to SV Holdco. The capital contribution was made to maintain Carmike’s relative ownership interest following an acquisition by Screenvision and additional capital contributions by other owners of SV Holdco. Carmike received Class A membership units representing less than 1% of the issued and outstanding membership units of SV Holdco in return for Carmike’s capital contribution.

As of December 31, 2014, Carmike held Class C and Class A membership units representing approximately 19% of the total issued and outstanding membership units of SV Holdco. As of December 31, 2014, the carrying value of Carmike’s ownership interest in Screenvision is $4,195 and is included in Investments in Unconsolidated Affiliates in the consolidated balance sheets. For book purposes, the Company has accounted for its investment in SV Holdco, LLC, a limited liability company for which separate accounts of each investor are maintained, as an equity method investment pursuant to ASC 970-323-25-6.

Carmike’s Class C membership units are intended to be treated as a “profits interest” in SV Holdco for U.S. federal income tax purposes and thus do not give Carmike an interest in the other members’ initial or subsequent capital contributions. As a profits interest, Carmike’s Class C membership units are designed to represent an equity interest in SV Holdco’s future profits and appreciation in assets beyond a defined threshold amount, which equaled $85,000 as of October 14, 2010. The $85,000 threshold amount represented the agreed upon value of initial capital contributions made by the members to SV Holdco and is subject to adjustment to account for future capital contributions made to SV Holdco. Accordingly, the threshold amount applicable to Carmike’s Class C membership units equaled $88,000 as of December 31, 2014.

The Company will also receive additional Class C membership units (“bonus units”), all of which will be subject to forfeiture, or may forfeit some of its initial Class C membership units, based upon changes in the Company’s future theatre and screen count. However, the Company will not forfeit more than 25% of the Class C membership units it received in October 2010, and the Company will not receive bonus units in excess of 33% of the Class C membership units it received in October 2010. Any bonus units and the initial Class C membership units subject to forfeiture will each become non-forfeitable on the Expiration Date, or upon the earlier occurrence of certain events, including (1) a change of control or liquidation of SV Holdco or (2) the consummation of an initial public offering of securities of SV Holdco. The Company’s Class C units in SV Holdco, LLC that are subject to forfeiture, and any bonus units that may be awarded in future periods, will not be recognized in its consolidated financial statements until such units become non-forfeitable. Upon recognition, the Company will record its investment in any additional Class C and bonus units and will recognize revenue equal the then estimated fair value of such units. The non-forfeitable ownership interest in SV Holdco was recorded at an estimated fair value of $6,555 using the Black Scholes Model. The Company has applied the equity method of accounting for the non-forfeitable units and began recording the related percentage of the earnings or losses of SV Holdco in its consolidated statement of operations since October 14, 2010. Carmike’s non-forfeitable Class C and Class A membership units represented approximately 15% of the total issued and outstanding membership units of SV Holdco as of December 31, 2014 and 2013.

For financial reporting purposes, the gains from both the $30,000 cash payment to the Company and its non-forfeitable membership units in SV Holdco ($36,555 in the aggregate) have been deferred and will be recognized as concessions and other revenue on a straight line basis over the remaining term of the Modified Exhibition Agreement. The Company has included in concessions and other revenue in its consolidated statement of operations amounts related to Screenvision of approximately $11,161, $10,214 and $9,259 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company reclassifies certain amounts from Screenvision included in concessions and other revenue to earnings from unconsolidated affiliates. The amount reclassified is based on the Company’s non-forfeitable ownership percentage of SV Holdco membership units, represents an intercompany gain to the Company and totaled approximately $1,970, $1,804 and $1,634 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company has included in accounts receivable in the consolidated balance sheets amounts due from Screenvision of $2,383 and $2,375 at December 31, 2014 and 2013, respectively.

A summary of changes in investments in unconsolidated affiliates and deferred revenue for the Company’s equity method investment in SV Holdco for the years ended December 31, 2014 and 2013 are as follows:

Investments in unconsolidated affiliates	SV Holdco
Balance at January 1, 2013	$6,740
Equity loss of SV Holdco	(552)

Balance at December 31, 2013	$6,188

Balance at January 1, 2014	$6,188
Equity loss of SV Holdco	(1,992)

Balance at December 31, 2014	$4,196

Deferred revenue	SV Holdco
Balance at January 1, 2013	$34,141
Amortization of up-front payment	(946)
Amortization of Class C units	(211)

Balance at December 31, 2013	$32,984

Balance at January 1, 2014	$32,984
Amortization of up-front payment	(946)
Amortization of Class C units	(211)

Balance at December 31, 2014	$31,827

On May 5, 2014, National CineMedia, Inc. (“NCM”) entered into a definitive merger agreement to acquire Screenvision, a subsidiary of SV Holdco, for $225,000 in cash and $150,000 of NCM’s common stock. If completed, the Company believes that this transaction will result in a gain on its investment in SV Holdco but is currently unable to estimate the impact of this transaction on its condensed consolidated financial statements.

On November 3, 2014, the Department of Justice filed an antitrust lawsuit seeking to prevent NCM’s acquisition of Screenvision. If NCM’s acquisition of Screenvision is not completed, there will be no impact on the Company’s ownership interest in Screenvision or its long-term exhibition agreement.

NOTE 12—INVESTMENT IN UNCONSOLIDATED AFFILIATES

Our investments in affiliated companies accounted for by the equity method consist of our ownership interest in Screenvision as discussed in Note 11—Screenvision Transaction and interests in other joint ventures.

Combined financial information of the unconsolidated affiliates companies accounted for by the equity method is as follows:

	December 31,
	2014	2013
Assets:
Current assets	$56,709	$58,852
Noncurrent assets	127,657	142,986

Total assets	$184,366	$201,838

Liabilties:
Current liabilities	$50,756	$46,105
Noncurrent liabilities	66,429	74,695

Total liabilities	$117,185	$120,800

	Year Ended
	2014	2013	2012
Results of operations:
Revenue	$157,722	$162,432	$146,972
Operating loss	$(14,915)	$(1,715)	$(4,371)
Loss from continuing operations	$(13,636)	$(2,900)	$(5,693)
Net loss	$(13,636)	$(2,900)	$(5,693)

A summary of activity in income from unconsolidated affiliates is as follows:

	Year Ended December 31,
Income from unconsolidated affiliates	2014	2013	2012
Loss from unconsolidated affiliates	$(1,604)	$(161)	$(430)
Elimination of intercompany revenue	1,970	1,804	1,634

Income from unconsolidated affiliates	$366	$1,643	$1,204

NOTE 13—DISCONTINUED OPERATIONS

Theatres are generally considered for closure due to an expiring lease term, underperformance, or the opportunity to better deploy invested capital. In 2014, 2013 and 2012, the Company closed seven, fourteen and eleven theatres, respectively. The seven closures in 2014 occurred subsequent to the adoption of ASU 2014-08 and therefore the Company did not classify any closed theatres as discontinued operations during the year ended December 31, 2014. The Company classified six closed theatres in 2013 and 2012 as discontinued operations.

All activity from prior years included in the accompanying consolidated statements of operations has been reclassified to separately reflect the results of operations from discontinued operations through the respective date of the theatre closings. Assets and liabilities associated with the discontinued operations have not been segregated from assets and liabilities from continuing operations as they are not material.

The following table sets forth the summary of activity for discontinued operations for the years ended December 31, 2014, 2013, and 2012:

	For the year ended December 31,
	2014	2013	2012
Revenue from discontinued operations	$1	$3,151	$7,895

Operating (loss) income before taxes	$(86)	$(460)	$22
Income tax benefit (expense) from discontinued operations	34	184	(7)
Gain on disposal, before taxes	—	803	1,168
Income tax expense on disposal	—	(321)	(358)

(Loss) income from discontinued operations	$(52)	$206	$825

NOTE 14—BENEFIT PLANS

Prior to January 1, 2013, the Company maintained a funded non-qualified deferred compensation program for its senior executives pursuant to which it paid additional compensation equal to 10% of the senior executive’s annual cash compensation. The Company directed this additional cash compensation first into the senior executive’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after the executive reaches age 70, disability, death, or earlier election by the executive after age 60. Prior to January 1, 2012, the Company paid certain non-executive employees additional cash contributions to the employee’s individual retirement account in amounts that were determined at management’s discretion. No contributions were made into this program for the year ended December 31, 2014 and 2013.

On October 1, 2013, the Company established company-owned life insurance policies (“COLI”) for its senior executives pursuant to which it pays additional cash compensation equal to 10% of the senior executive’s annual cash compensation. The Company’s variable life COLI policies are intended to be a long-term funding source for deferred compensation and supplemental retirement plan obligations. The Company’s COLI investments are recorded at their cash surrender value and as of December 31, 2014 and 2013 were $395 and $43, respectively. The Company recognized deferred compensation expense of $329 and $43 for the years ended December 31, 2014 and 2013 related to COLI. COLI income related to the Company’s investments is included in general and administrative expenses in the consolidated statements of operations and was not significant for the years ended December 31, 2014 and 2013.

In 2012, the Company began sponsoring a defined contribution retirement plan for its eligible employees (the “401(k) Plan”). Employees are eligible to participate in the 401(k) Plan at the beginning of the fiscal quarter following the completion of one year of service. The Company’s matching contribution varies based on how much compensation the employee elects to contribute up to a maximum of 5% of eligible compensation. The Company’s matching contribution is invested identically to employee contributions and vests immediately in the participant accounts. Aggregate contributions to all such plans in cash amounted to $1,734, $583 and $643 for the years ended December 31, 2014, 2013 and 2012, respectively.

NOTE 15—COMMITMENTS AND CONTINGENCIES

Lease Obligations

At December 31, 2014, payments required on operating leases, capital leases and financing obligations are as follows:

	Operating Leases	Capital Leases	Financing Obligations
2015	$78,525	$6,549	$34,327
2016	74,157	6,434	33,756
2017	64,926	6,751	35,803
2018	64,713	6,131	37,255
2019	54,631	5,013	36,564
Thereafter	411,320	15,545	255,396

Total minimum lease payments	$748,272	46,423	433,101

Less amounts representing interest ranging from 3.6% to 19.6%		(19,779)	(219,875)

Present value of future minimum lease payments		26,644	213,226
Less current maturities		(2,759)	(6,908)

Long-term obligations		$23,885	$206,318

Rent expense on operating leases was $76,644, $60,479 and $50,908 for 2014, 2013 and 2012, respectively. Included in such amounts are approximately $1,556, $2,201 and $1,789 in contingent rental expense for 2014, 2013 and 2012, respectively. Interest expense includes $1,664, $1,610 and $1,560 for 2014, 2013 and 2012, respectively, related to contingent rent on capital leases and financing obligations.

Self Insurance—General Liability and Workers Compensation Insurance

The Company maintains a deductible of $150 per claim on its general liability insurance policy and a deductible of $300 per claim on its workers compensation insurance policy. The Company uses historical data and actuarial estimates to estimate the cost of claims incurred that are not covered by the insurance policies as of the balance sheet date. The Company has accrued $2,416 and $2,160 at December 31, 2014 and 2013, respectively, for such claims. These costs are included in other theatre operating costs in the consolidated statements of operations.

NOTE 16—LITIGATION

From time to time, the Company is involved in routine litigation and legal proceedings in the ordinary course of its business, such as personal injury claims, employment matters, contractual disputes and claims alleging Americans with Disabilities Act violations. Currently, there is no pending litigation or proceedings that the Company’s management believes will have a material effect, either individually or in the aggregate, on its business or financial condition.

NOTE 17—NET (LOSS) INCOME PER SHARE

Basic net (loss) income per common share has been computed using the weighted-average number of shares of common stock outstanding during the period. As a result of the Company’s net losses for the year ended December 31, 2014, all common stock equivalents aggregating 620 were excluded from the calculation of diluted loss per share for that year given their anti-dilutive effect. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding plus common stock equivalents for each period.

	Year ended December 31,
	2014	2013	2012
Weighted average shares outstanding	23,552	19,794	16,012
Less: restricted stock issued	(160)	(254)	(251)

Basic divisor	23,392	19,540	15,761
Dilutive shares:
Restricted stock awards	—	239	138
Stock options	—	272	187

Diluted divisor	23,392	20,051	16,086

Net (loss) income	$(8,942)	$5,753	$96,308

Net (loss) income per share:
Basic	$(0.38)	$0.29	$6.11

Diluted	$(0.38)	$0.29	$5.99

NOTE 18—QUARTERLY RESULTS (UNAUDITED)

The following tables set forth certain unaudited results of operations for each quarter during 2014 and 2013. The unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments which management considers necessary for a fair presentation of the financial data shown. The operating results for any quarter are not necessarily indicative of the results to be attained for any future period. Basic and diluted (loss) income per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly (loss) income per share may not agree to the total for the year.

	1st Quarter	2nd Quarter	3rd Quarter (2)	4th Quarter (2)	Total
Year ended December 31, 2014
Total revenues from continuing operations	$158,924	$182,987	$162,631	$185,387	$689,929
Operating income from continuing operations	8,079	18,740	2,422	11,803	41,044
Net (loss) income	$(3,164)	$3,222	$(6,757)	$(2,243)	$(8,942)
Net (loss) income per common share:
Basic	$(0.14)	$0.14	$(0.29)	$(0.09)	$(0.38)
Diluted	$(0.14)	$0.14	$(0.29)	$(0.09)	$(0.38)

	1st Quarter (1)	2nd Quarter (1)	3rd Quarter (1)(2)	4th Quarter (1)(2)	Total
Year ended December 31, 2013
Total revenues from continuing operations	$129,283	$169,525	$164,179	$171,848	$634,835
Operating income from continuing operations	3,417	23,409	13,503	19,225	59,554
Net (loss) income	$(5,783)	$6,677	$1,009	$3,850	$5,753
Net (loss) income per common share:
Basic	$(0.33)	$0.38	$0.05	$0.17	$0.29
Diluted	$(0.33)	$0.37	$0.05	$0.16	$0.29

(1)	In connection with reporting for discontinued operations, the Company has reclassified the quarterly results.
(2)	In connection with the asset impairment valuations, the Company recognized additional impairment charges attributable to underperforming assets in the third and fourth quarter of 2014 of $1,198 and $1,655, respectively, and the third quarter of 2013 of $2,974.
(3)	In connection with the closure of an underperforming theatre prior to the end of its lease term and the early termination of a lease agreement for a new build-to-suit theatre, the Company recognized lease termination charges of $3,063 in the first quarter of 2013.

NOTE 19—LEASE TERMINATION CHARGES

For the year ended December 31, 2013, the Company has recorded lease termination charges of $3,063 primarily related to the closure of an underperforming theatre prior to the end of its lease term. The remaining lease term of the theatre is approximately five years. In accordance with ASC 420, Exit or Disposal Cost Obligations, the Company recorded a liability of $2,413 representing the present value of the future contractual commitments for the base rents, taxes and maintenance. As of December 31, 2014, the liability was $1,797. The current portion of the liability is included in accrued expenses and the long-term portion of the liability is included with other long-term liabilities in the accompanying consolidated balance sheets.

The Company has also recorded lease termination charges of $650 during the year ended December 31, 2013 in connection with the early termination of a lease agreement for a new build-to-suit theatre.

NOTE 20—GUARANTOR SUBSIDIARIES

In June 2012, the Company issued in a registered exchange offer $210,000 aggregate principal amount of 7.375% Senior Secured Notes due May 15, 2019. The Senior Secured Notes are fully and unconditionally guaranteed, on a joint and several basis, by the following 100% directly or indirectly owned subsidiaries (the “Guarantor Subsidiaries”): Eastwynn Theatres, Inc., George G. Kerasotes Corporation, GKC Indiana Theatres, Inc., GKC Michigan Theatres, Inc., GKC Theatres, Inc., Military Services, Inc., Carmike Giftco, Inc., Carmike Reviews Holdings, LLC, Carmike Motion Pictures Birmingham, LLC, Carmike Motion Pictures Birmingham II, LLC, Carmike Motion Pictures Birmingham III, LLC, Carmike Motion Pictures Chattanooga, LLC, Carmike Motion Pictures Daphne, LLC, Carmike Motion Pictures Pensacola, LLC, Carmike Motion Pictures Pensacola II, LLC, Carmike Motion Pictures Indianapolis, LLC, Carmike Motion Pictures Huntsville, LLC, Carmike Motion Pictures Ft. Wayne, LLC, Carmike Motion Pictures Melbourne, LLC, Carmike Motion Pictures Peoria, LLC, Carmike Motion Pictures Port St. Lucie, LLC, Carmike Motion Pictures Orange Beach, LLC, Carmike Motion Pictures Allentown, LLC, Carmike Houston LP, LLC, Carmike Houston GP, LLC, Carmike Motion Pictures Houston, LLC, Start Media/Digiplex, LLC, DC Apple Valley Cinema, LLC, DC Bloomfield Cinema, LLC, DC Churchville Cinema, LLC, DC Cinema Centers, LLC, DC Cranford Cinema, LLC, DC Lisbon Cinema, LLC, DC Mechanicsburg Cinema, LLC, DC Mission Marketplace Cinema, LLC, DC New Smyrna Beach Cinema, LLC, DC Poway Cinema, LLC, DC River Village Cinema, LLC, DC Solon Cinema, LLC, DC Sparta Cinema, LLC, DC Surprise Cinema, LLC, DC Temecula Cinema, LLC, DC Torrington Cinema, LLC, DC Westfield Cinema, LLC, DC Sarver Cinema, LLC, DC Londonderry, LLC and DC Lansing, LLC.

During the three months ended March 31, 2015, the Company completed an entity assessment designed to achieve certain operational efficiencies. As a result of this assessment, certain theatres were transferred between Carmike Cinemas, Inc. and its guarantor subsidiaries. The condensed consolidating balance sheet as of December 31, 2014 and 2013 and the condensed consolidating statements of operations and cash flows for the years ended December 31, 2014, 2013 and 2012 have been reclassified to the 2015 presentation.

The Company is providing the following condensed consolidating financial statement information as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 in accordance with SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered:

CONDENSED CONSOLIDATING BALANCE SHEET

	As of December 31, 2014
	Carmike Cinemas, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$66,010	$31,527	$—	$97,537
Restricted cash	395	—	—	395
Accounts receivable	17,186	14,640	(13,191)	18,635
Inventories	779	2,954	—	3,733
Deferred income tax asset	2,479	2,212	—	4,691
Prepaid expenses and other current assets	22,539	10,513	(14,921)	18,131

Total current assets	109,388	61,846	(28,112)	143,122

Property and equipment:
Land	9,224	40,663	—	49,887
Buildings and building improvements	54,042	289,676	—	343,718
Leasehold improvements	28,432	159,001	—	187,433
Assets under capital leases	12,689	37,709	—	50,398
Equipment	81,014	200,722	—	281,736
Construction in progress	10,565	16,144	—	26,709

Total property and equipment	195,966	743,915	—	939,881
Accumulated depreciation and amortization	(106,481)	(331,897)	—	(438,378)

Property and equipment, net of accumulated depreciation	89,485	412,018	—	501,503

Intercompany receivables	129,877	—	(129,877)	—
Investments in subsidiaries	172,742	—	(172,742)	—
Goodwill	51,507	74,008	—	125,515
Intangible assets, net of accumulated amortization	69	2,938	—	3,007
Investments in unconsolidated affiliates	4,195	884	—	5,079
Deferred income tax asset	54,203	47,644	—	101,847
Other	11,622	6,407	—	18,029

Total assets	$623,088	$605,745	$(330,731)	$898,102

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$32,722	$22,650	$(13,191)	$42,181
Accrued expenses	17,550	29,934	(14,921)	32,563
Deferred revenue	8,238	15,275	—	23,513
Current maturities of capital leases and long-term financing obligations	1,394	8,273	—	9,667

Total current liabilities	59,904	76,132	(28,112)	107,924

Long-term liabilities:
Long-term debt	209,690	—	—	209,690
Capital leases and long-term financing obligations, less current maturities	25,647	204,556	—	230,203
Intercompany liabilities	—	129,877	(129,877)	—
Deferred revenue	30,669	—	—	30,669
Other	8,633	22,438	—	31,071

Total long-term liabilities	274,639	356,871	(129,877)	501,633

Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	744	1	(1)	744
Treasury stock	(13,565)	—	—	(13,565)
Paid-in capital	493,587	269,635	(269,635)	493,587
Accumulated deficit	(192,221)	(96,894)	96,894	(192,221)

Total stockholders’ equity	288,545	172,742	(172,742)	288,545

Total liabilities and stockholders’ equity	$623,088	$605,745	$(330,731)	$898,102

CONDENSED CONSOLIDATING BALANCE SHEET

	As of December 31, 2013
	Carmike Cinemas, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$99,947	$43,920	$—	$143,867
Restricted cash	352	—	—	352
Accounts receivable	7,317	9,103	(7,907)	8,513
Inventories	903	2,788	—	3,691
Deferred income tax asset	4,059	103	(324)	3,838
Prepaid expenses and other current assets	9,330	9,055	(3,740)	14,645

Total current assets	121,908	64,969	(11,971)	174,906

Property and equipment:
Land	13,446	40,536	—	53,982
Buildings and building improvements	55,223	285,736	—	340,959
Leasehold improvements	26,901	137,174	—	164,075
Assets under capital leases	12,689	36,981	—	49,670
Equipment	80,928	172,962	—	253,890
Construction in progress	3,640	3,561	—	7,201

Total property and equipment	192,827	676,950	—	869,777
Accumulated depreciation and amortization	(101,388)	(300,634)	—	(402,022)

Property and equipment, net of accumulated depreciation	91,439	376,316	—	467,755

Intercompany receivables	108,744	—	(108,744)	—
Investments in subsidiaries	160,347	—	(160,347)	—
Goodwill	11,473	62,904	—	74,377
Intangible assets, net of accumulated amortization	—	957	—	957
Investments in unconsolidated affiliates	6,188	885	—	7,073
Deferred income tax asset	59,640	40,403	—	100,043
Other	12,918	6,592	—	19,510

Total assets	$572,657	$553,026	$(281,062)	$844,621

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$35,013	$16,215	$(7,907)	$43,321
Accrued expenses	1,365	30,005	(4,064)	27,306
Deferred revenue	9,068	6,205	—	15,273
Current maturities of capital leases and long-term financing obligations	1,013	5,857	—	6,870

Total current liabilities	46,459	58,282	(11,971)	92,770

Long-term liabilities:
Long-term debt	209,619	—	—	209,619
Capital leases and long-term financing obligations, less current maturities	27,008	211,755	—	238,763
Intercompany liabilities	—	108,744	(108,744)	—
Deferred revenue	31,827	—	—	31,827
Other	11,933	13,898	—	25,831

Total long-term liabilities	280,387	334,397	(108,744)	506,040

Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	698	1	(1)	698
Treasury stock	(11,914)	—	—	(11,914)
Paid-in capital	440,306	260,013	(260,013)	440,306
Accumulated deficit	(183,279)	(99,667)	99,667	(183,279)

Total stockholders’ equity	245,811	160,347	(160,347)	245,811

Total liabilities and stockholders’ equity	$572,657	$553,026	$(281,062)	$844,621

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2014
	Carmike Cinemas, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Admissions	$78,835	$348,377	$—	$427,212
Concessions and other	94,088	210,739	(42,110)	262,717

Total operating revenues	172,923	559,116	(42,110)	689,929

Operating costs and expenses:
Film exhibition costs	43,631	191,826	—	235,457
Concession costs	6,007	24,303	—	30,310
Salaries and benefits	18,403	73,551	—	91,954
Theatre occupancy costs	16,621	70,255	—	86,876
Other theatre operating costs	27,151	135,984	(42,110)	121,025
General and administrative expenses	28,480	3,788	—	32,268
Depreciation and amortization	10,482	38,752	—	49,234
(Gain) loss on sale of property and equipment	(1,914)	463	—	(1,451)
Impairment of long-lived assets	40	3,172	—	3,212

Total operating costs and expenses	148,901	542,094	(42,110)	648,885

Operating income	24,022	17,022	—	41,044
Interest expense	21,148	30,559	—	51,707
Equity in loss of subsidiaries	11,644	—	(11,644)	—

Loss before income tax and income from unconsolidated affiliates	(8,770)	(13,537)	11,644	(10,663)
Income tax expense (benefit)	149	(1,556)	—	(1,407)
(Loss) income from unconsolidated affiliates	(23)	389	—	366

Loss from continuing operations	(8,942)	(11,592)	11,644	(8,890)
Loss from discontinued operations	—	(52)	—	(52)

Net loss	$(8,942)	$(11,644)	$11,644	$(8,942)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2013
	Carmike Cinemas, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Admissions	$74,221	$324,389	$—	$398,610
Concessions and other	80,408	187,568	(31,751)	236,225

Total operating revenues	154,629	511,957	(31,751)	634,835

Operating costs and expenses:
Film exhibition costs	41,000	179,260	—	220,260
Concession costs	6,221	22,831	—	29,052
Salaries and benefits	16,647	66,338	—	82,985
Theatre occupancy charges	11,783	54,868	—	66,651
Other theatre operating costs	23,722	108,829	(31,751)	100,800
General and administrative expenses	23,521	2,317	—	25,838
Lease termination charges	—	3,063	—	3,063
Severance agreement charges	253	—	—	253
Depreciation and amortization	9,542	32,836	—	42,378
Loss on sale of property and equipment	135	140	—	275
Impairment of long-lived assets	294	3,432	—	3,726

Total operating costs and expenses	133,118	473,914	(31,751)	575,281

Operating income	21,511	38,043	—	59,554
Interest expense	20,814	28,732	—	49,546
Equity in income of subsidiaries	(1,885)	—	1,885	—

Income before income tax and income from unconsolidated affiliates	2,582	9,311	(1,885)	10,008
Income tax (benefit) expense	(2,045)	8,149	—	6,104
Income from unconsolidated affiliates	1,252	391	—	1,643

Income from continuing operations	5,879	1,553	(1,885)	5,547
(Loss) income from discontinued operations	(126)	332	—	206

Net income	$5,753	$1,885	$(1,885)	$5,753

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2012
	Carmike Cinemas, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Admissions	$72,076	$267,517	$—	$339,593
Concessions and other	69,238	150,473	(25,391)	194,320

Total operating revenues	141,314	417,990	(25,391)	533,913

Operating costs and expenses:
Film exhibition costs	38,559	145,549	—	184,108
Concession costs	5,426	17,594	—	23,020
Salaries and benefits	15,472	54,567	—	70,039
Theatre occupancy charges	11,268	44,714	—	55,982
Other theatre operating costs	22,059	86,268	(25,391)	82,936
General and administrative expenses	22,259	2,288	—	24,547
Severance agreement charges	473	—	—	473
Depreciation and amortization	8,613	24,660	—	33,273
Loss on sale of property and equipment	778	190	—	968
Impairment of long-lived assets	718	3,509	—	4,227

Total operating costs and expenses	125,625	379,339	(25,391)	479,573

Operating income	15,689	38,651	—	54,340
Interest expense	20,104	15,900	—	36,004
Loss on extinguishment of debt	4,961	—	—	4,961
Equity in income of subsidiaries	(53,264)	—	53,264	—

Income before income tax and income from unconsolidated affiliates	43,888	22,751	(53,264)	13,375
Income tax benefit	(51,829)	(29,075)	—	(80,904)
Income from unconsolidated affiliates	860	344	—	1,204

Income from continuing operations	96,577	52,170	(53,264)	95,483
(Loss) income from discontinued operations	(269)	1,094	—	825

Net income	$96,308	$53,264	$(53,264)	$96,308

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2014
	Carmike Cinemas, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$(9,505)	$48,508	$—	$39,003

Cash flows from investing activities:
Purchases of property and equipment	(6,610)	(53,069)	—	(59,679)
Theatre acquisitions	(2,338)	(13,808)	—	(16,146)
Investment in unconsolidated affiliates	—	(109)	—	(109)
Proceeds from sale of property and equipment	7,305	41	—	7,346
Other investing activities	(43)	—	—	(43)
Intercompany receivable	(21,133)	—	21,133	—

Net cash used in investing activities	(22,819)	(66,945)	21,133	(68,631)

Cash flows from financing activities:
Repayments of long-term debt	—	(9,099)	—	(9,099)
Repayments of capital leases and long-term financing obligations	(1,106)	(5,990)	—	(7,096)
Issuance of common stock	55	—	—	55
Proceeds from exercise of stock options	18	—	—	18
Excess tax benefits from share-based payment arrangements	1,071	—	—	1,071
Purchase of treasury stock	(1,651)	—	—	(1,651)
Intercompany payable	—	21,133	(21,133)	—

Net cash (used in) provided by financing activities	(1,613)	6,044	(21,133)	(16,702)

Decrease in cash and cash equivalents	(33,937)	(12,393)	—	(46,330)
Cash and cash equivalents at beginning of period	99,947	43,920	—	143,867

Cash and cash equivalents at end of period	$66,010	$31,527	$—	$97,537

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2013
	Carmike Cinemas, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$19,648	$51,038	$—	$70,686

Cash flows from investing activities:
Purchases of property and equipment	(8,315)	(29,497)	—	(37,812)
Theatre acquisitions	(8,760)	(34,168)	—	(42,928)
Investment in unconsolidated affiliates	—	(20)	—	(20)
Proceeds from sale of property and equipment	6	1,798	—	1,804
Other investing activities	(59)	—	—	(59)
Intercompany receivable/payable	(39,830)	—	39,830	—

Net cash used in investing activities	(56,958)	(61,887)	39,830	(79,015)

Cash flows from financing activities:
Repayments of capital leases and long-term financing obligations	(678)	(3,754)	—	(4,432)
Issuance of common stock	88,043	—	—	88,043
Proceeds from exercise of stock options	125	—	—	125
Excess tax benefits from share-based payment arrangements	103	—	—	103
Purchase of treasury stock	(174)	—	—	(174)
Intercompany receivable/payable	—	39,830	(39,830)	—

Net cash provided by financing activities	87,419	36,076	(39,830)	83,665

Increase in cash and cash equivalents	50,109	25,227	—	75,336
Cash and cash equivalents at beginning of period	49,838	18,693	—	68,531

Cash and cash equivalents at end of period	$99,947	$43,920	$—	$143,867

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2012
	Carmike Cinemas, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(37,032)	$89,341	$—	$52,309

Cash flows from investing activities:
Purchases of property and equipment	(14,563)	(20,496)	—	(35,059)
Theatre acquisitions	876	(23,113)	—	(22,237)
Investment in unconsolidated affiliates	—	(55)	—	(55)
Proceeds from sale of property and equipment	2,066	2,675	—	4,741
Other investing activities	38	—	—	38
Intercompany receivables	37,758	—	(37,758)	—

Net cash provided by (used in) investing activities	26,175	(40,989)	(37,758)	(52,572)

Cash flows from financing activities:
Short-term borrowings	5,000	—	—	5,000
Repayments of short term borrowings	(5,000)	—	—	(5,000)
Issuance of long-term debt	209,500	—	—	209,500
Repayments of long-term debt	(200,229)	—	—	(200,229)
Debt issuance costs	(8,621)	—	—	(8,621)
Repayments of capital leases and long-term financing obligations	(555)	(1,502)	—	(2,057)
Issuance of common stock	56,566	—	—	56,566
Excess tax benefits from share-based payment arrangements	76	—	—	76
Purchase of treasury stock	(57)	—	—	(57)
Intercompany payable	—	(37,758)	37,758	—

Net cash provided by (used in) financing activities	56,680	(39,260)	37,758	55,178

Increase in cash and cash equivalents	45,823	9,092	—	54,915
Cash and cash equivalents at beginning of period	4,015	9,601	—	13,616

Cash and cash equivalents at end of period	$49,838	$18,693	$—	$68,531